Exhibit 2.2

CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT

Dated as of November 11, 2014

by and among

THE PASHA GROUP,

SR HOLDINGS LLC,

HORIZON LINES, INC.

and

SUNRISE OPERATIONS LLC

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TABLE OF CONTENTS

(continued)

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(continued)

iii

CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT

This CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT, dated as of November 11, 2014 (this “Agreement”), is entered into by and among The Pasha Group, a California corporation (“Pasha Parent”), SR Holdings LLC, a California limited liability company and wholly owned subsidiary of Pasha Parent (“Pasha Sub” and together with Pasha Parent, “Pasha”), Horizon Lines, Inc., a Delaware corporation (“Horizon”), and Sunrise Operations LLC, a California limited liability company (“Hawaii LLC”). Defined terms used herein have the meanings set forth in Section 10.13.

W I T N E S S E T H

WHEREAS, the parties intend that Horizon transfer the Acquired Hawaii Business, which consists of substantially all of the Hawaii Business, to Pasha Sub and Hawaii LLC, on the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of Horizon (the “Horizon Board”) has unanimously (a) determined that it is advisable, fair to, and in the best interests of, Horizon and its stockholders to enter into this Agreement and (b) approved the execution and delivery of and performance by Horizon of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, Pasha Parent, as the sole member of Pasha Sub, Horizon Lines, LLC, as the sole member of Hawaii LLC, and the board of directors of Pasha Parent, have each approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with and conditioned upon the execution and delivery of this Agreement, Matson Navigation Company, Inc., a Hawaii corporation (“Matson”), Hogan Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Matson (“Merger Sub”), and Horizon, will have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, immediately following the consummation of the Transactions, Merger Sub shall be merged with and into Horizon, with Horizon continuing as the surviving corporation on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Pasha and Matson will concurrently acquire different businesses, which acquisitions, taken together, constitute the acquisition of Horizon’s entire business from Horizon’s public shareholders; and

WHEREAS, Pasha, Horizon and Hawaii LLC desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Pasha, Horizon and Hawaii LLC hereby agree as follows:

ARTICLE I

CONTRIBUTION, ASSUMPTION AND PURCHASE

Section 1.1 Transactions. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Pasha, Horizon and its Subsidiaries and Hawaii LLC shall take the following actions (along with such other actions contemplated by this Agreement, the “Transactions”):

(a) Contribution. Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to Hawaii LLC all of Horizon’s and its Subsidiaries’ right, title and interest in and to the Contributed Assets, and Hawaii LLC shall acquire and accept the Contributed Assets, in each case in accordance with the Step Plan. Horizon and its Subsidiaries shall also transfer all of the Hawaii Employees (other than Hawaii Employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, and the Disabled Hawaii Employees, who shall be transferred to or hired by Pasha or Hawaii LLC after the Closing in accordance with Section 6.5) to Hawaii LLC (the “Transferred Employees”), as described in further detail in Section 6.5.

(b) Assumption. Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to Hawaii LLC the Assumed Liabilities, and Hawaii LLC shall acquire, accept and assume the Assumed Liabilities.

(c) Purchase. Immediately following the contribution of the Contributed Assets and the transfer of the Transferred Employees, as described in further detail in Section 6.5, by Horizon and its Subsidiaries to Hawaii LLC and assumption of the Assumed Liabilities by Hawaii LLC, Horizon shall, and (as applicable) shall cause its Subsidiaries to, (i) sell, assign, transfer, convey and deliver to Pasha Sub, free and clear of all Liens and Encumbrances, and Pasha Sub shall purchase from Horizon and (as applicable) its Subsidiaries (A) one hundred percent (100%) of the issued and outstanding membership interests of Hawaii LLC (the “Hawaii LLC Units”) and (B) one hundred percent (100%) of the issued and outstanding membership interests of Sea-Logix (the “Sea-Logix Units”) and (ii) sell, assign, transfer, convey and deliver to Pasha Parent, free and clear of all Liens and Encumbrances, and Pasha Parent shall purchase from Horizon, one hundred percent (100%) of the issued and outstanding capital stock of HSI (the “HSI Shares” and, together with the Hawaii LLC Units and the Sea-Logix Units, the “Purchased Interests”).

Section 1.2 Consideration. In consideration for: (x) the contribution, acceptance and assumption, assignment, transfer, conveyance and delivery of the Contributed Assets and the Assumed Liabilities to and/or by Hawaii LLC; (y) the sale, assignment, transfer, conveyance and delivery of the Purchased Interests to Pasha Parent and Pasha Sub; and (z) the cancellation of the Intercompany Arrangements between Horizon and its Subsidiaries, on the one hand, and the Acquired Entities, on the other hand, pursuant to Section 6.7:

(a) at the Closing, Pasha shall pay to Horizon an amount equal to the Estimated Purchase Price; and

(b) following the Closing, (i) Pasha and Horizon shall adjust the Purchase Price as and to the extent required pursuant to Section 1.4 and make any payments required thereunder; and (ii) Horizon, Pasha and Hawaii LLC shall continue to perform their respective obligations under the terms of this Agreement, including without limitation the indemnification obligations in Sections 2.6, 6.5, 6.6 and 6.16 and Article VIII.

Section 1.3 Closing.

(a) The consummation of the Transactions and the payment of the Estimated Purchase Price shall take place at a closing (the “Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York: (i) on the later of (A) subject to Section 7.4, the second (2nd) Business Day after the first day on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied and (B) the date that is thirty (30) days following the first day on which the conditions set forth in Sections 7.1(a) and (b) are satisfied or, if applicable, waived; or (ii) on such other date, time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing:

(i) Pasha shall deliver, or cause to be delivered, to Horizon the following: (A) by wire transfer (to a bank account designated in writing by Horizon to Pasha Parent at least two (2) Business Days prior to the Closing Date) an amount equal to the Estimated Purchase Price in immediately available funds in United States dollars; and (B) the certificates to be delivered pursuant to Section 7.3(a) and Section 7.3(b);

(ii) Horizon shall deliver, or cause to be delivered, to Pasha (or the Mortgage Release Escrow Agent, as applicable) the following: (A) certificates representing the Purchased Interests, together with transfer powers executed in blank; (B) the certificates to be delivered pursuant to Section 7.2(a) and Section 7.2(b); (C) upon Horizon’s receipt of the Estimated Purchase Price, a receipt acknowledging payment of the Estimated Purchase Price by Pasha in full satisfaction of Pasha’s obligations under Section 1.3(b)(i)(A); (D)(1) duly completed and executed Payoff and Lien Release Documents (excluding the Payoff and Lien Release Documents described in Section 6.20(a)(iv)), in customary form and substance reasonably satisfactory to Pasha; and (2) if required by the Convertible Notes Indenture, a copy of the opinion of counsel delivered by Horizon’s counsel to the trustee pursuant to Section 16.04 of the Convertible Notes Indenture for the release of Liens and Encumbrances with respect to the Acquired Hawaii Business; and

(iii) each of Pasha and Horizon shall execute and deliver to each other:

(A) An IRS Form 8023 with respect to the purchase of the HSI Shares in substantially the form attached hereto as Exhibit A (“Form 8023”);

(B) The Sea-Logix Assignment and Assumption Agreement in form and substance as mutually agreed by the Parties (the “Sea-Logix Assignment and Assumption Agreement”);

(C) The Hawaii Business Assignment and Assumption Agreement in form and substance as mutually agreed by the Parties (the “Hawaii Assignment and Assumption Agreement”); and

(D) The Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(c) No item shall be deemed delivered pursuant to Section 1.3(b) until all other items to be delivered pursuant to Section 1.3(b) are delivered. If a party fails to make any delivery required by the terms of Section 1.3(b), (i) there shall be no obligation for any other party to make any other delivery required by the terms of Section 1.3(b), (ii) there shall be no liability for any such other party not making such delivery required by the terms of Section 1.3(b) and (iii) the Closing shall not be deemed to have occurred. For the avoidance of doubt, in the event Pasha determines not to pay the Estimated Purchase Price or deliver any items required to be delivered by Pasha at Closing on the basis of the failure of Horizon to deliver the documents required to be delivered pursuant to Section 1.3(b)(ii)(D), such determination shall not constitute a breach by Pasha of its obligations under this Agreement and shall not entitle Horizon to recover any Losses or seek specific performance under Section 10.9. The parties further agree that if Horizon fails to deliver any of the items in Section 1.3(b)(ii)(D), then the Closing shall be delayed up to ten (10) days until Horizon makes such deliveries and no Additional Closing Payment Amount shall be payable by Pasha during such delay (up to ten (10) days). The failure to deliver any of the documents contemplated by Section 1.3(b)(ii)(D) shall not constitute a breach by Horizon of its obligations under this Agreement and shall not entitle Pasha to recover any Losses or seek specific performance under Section 10.9; provided that Horizon has complied with Section 6.20(a).

Section 1.4 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Horizon shall prepare, or cause to be prepared, and Horizon shall deliver to Pasha Parent a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of (A) Net Working Capital (“Estimated Net Working Capital”), (B) Hawaii Capital Expenditures (“Estimated Hawaii Capital Expenditures”), (C) Excess Out of Class Defect Cost (the “Estimated Excess Out of Class Defect Cost”), (D) Non-Ordinary Course Expenses and Liabilities (the “Estimated Non-Ordinary Course Expenses and Liabilities”), and (E) Paid Non-Ordinary Course Liabilities (the “Estimated Paid Non-Ordinary Course Expenses and Liabilities”), each determined as of the Closing Date, based on Horizon’s books and records and other information available at the Closing, (ii) the Additional Closing Payment Amount, (iii) an estimate of Transaction AMT (the “Estimated Transaction AMT”) and (iv) on the basis of the foregoing, a calculation of the Estimated Purchase Price. An illustrative example of a Preliminary Closing Statement and a calculation of Net Working Capital, Hawaii Capital Expenditures, Excess Out of Class Defect Cost, Non-Ordinary Course Expenses and Liabilities, Paid Non-Ordinary Course Expenses and Liabilities, Additional Closing Payment Amount, Estimated Transaction AMT and Estimated

Purchase Price is set forth as Exhibit B (the “Sample Statement”). Estimated Net Working Capital, Estimated Hawaii Capital Expenditures, Estimated Excess Out of Class Defect Cost, Estimated Non-Ordinary Course Expenses and Liabilities and Estimated Paid Non-Ordinary Course Expenses and Liabilities shall be calculated on a basis consistent with Schedule 1.4(a), the Sample Statement and the Applicable Accounting Principles. Prior to the Closing, Horizon and Pasha Parent in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement.

(b) Within ninety (90) days after the Closing Date, Horizon shall cause to be prepared and delivered to Pasha Parent a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the (i) actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Hawaii Capital Expenditures (“Closing Hawaii Capital Expenditures”), (C) Excess Out of Class Defect Cost (“Closing Excess Out of Class Defect Cost”), (D) Non-Ordinary Course Expenses and Liabilities (“Closing Non-Ordinary Course Expenses and Liabilities”), and (E) Paid Non-Ordinary Course Expenses and Liabilities (“Closing Paid Non-Ordinary Course Expenses and Liabilities”), each determined as of the Closing Date, as well as (ii) a revised estimate of Transaction AMT, if applicable (“Further Estimated Transaction AMT”). Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Liabilities and Closing Paid Non-Ordinary Course Expenses and Liabilities shall each be prepared on a basis consistent with Schedule 1.4(a), the Applicable Accounting Principles and the Sample Statement.

(c) Subject to further adjustments to the Further Estimated Transaction AMT as described in Section 6.16, the Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, Pasha Parent delivers to Horizon written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Further Estimated Transaction AMT, Closing Non-Ordinary Course Expenses and Liabilities and/or Closing Paid Non-Ordinary Course Expenses and Liabilities as set forth on the Final Closing Statement. Pasha shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Further Estimated Transaction AMT, Closing Non-Ordinary Course Liabilities and/or Closing Paid Non-Ordinary Course Expenses and Liabilities not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.4(d).

(d) During the fifteen (15) day period following delivery of a Notice of Disagreement by Pasha Parent to Horizon, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT as specified in the Notice of Disagreement. Any disputed items resolved in writing between Horizon and Pasha Parent within such fifteen (15) day period shall be final and binding with respect to such items, and if Horizon and Pasha Parent agree in writing on the resolution of each disputed item specified by Pasha Parent in the Notice of Disagreement and the amount of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and Further Estimated Transaction AMT, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Horizon and Pasha Parent have not resolved all such differences by the end of such fifteen (15) day period, Horizon and Pasha Parent shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT. The Independent Accounting Firm shall be PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Horizon and Pasha Parent. Pasha and Horizon shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof (the date of such decision, the “Determination Date”). The Independent Accounting Firm shall consider only those items and amounts in Pasha’s and Horizon’s respective calculations of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT that are identified as being items and amounts to which Pasha and Horizon have been unable to agree. Except with respect to the calculation of Further Estimated Transaction AMT, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with Schedule 1.4(a), the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether Target Net Working Capital, Target Hawaii Capital Expenditures or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT shall be based solely on written materials submitted by Pasha and Horizon (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, except with respect to Transaction AMT as further provided herein. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The costs of any dispute resolution pursuant to this Section 1.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Horizon and Pasha in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Affiliates and Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) Each party will afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, and consistent with applicable Laws and regulations, to the personnel, properties, books and records of such party and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 1.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) Subject to adjustment as provided in Section 6.16(e) below, the Purchase Price shall equal the Estimated Purchase Price, adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Net Working Capital, as finally determined pursuant to this Section 1.4, minus Estimated Net Working Capital, plus (B) Closing Hawaii Capital Expenditures, as finally determined pursuant to this Section 1.4, minus Estimated Hawaii Capital Expenditures, plus (C) Closing Excess Out of Class Defect Cost, as finally determined pursuant to this Section 1.4, minus Estimated Excess Out of Class Defect Cost, plus (D) Estimated Retained Non-Ordinary Course Expenses and Liabilities, minus Closing Retained Non-Ordinary Course Expenses and Liabilities, as finally determined pursuant to this Section 1.4, plus, (E) Closing Paid Non-Ordinary Course Expenses and Liabilities, as finally determined pursuant to this Section 1.4, minus Estimated Paid Non-Ordinary Course Expenses and Liabilities, plus (F) Further Estimated Transaction AMT, as finally determined pursuant to this Section 1.4 (and taking into account any adjustment to the Transaction AMT made pursuant to Section 6.16 prior to the completion of the Purchase Price adjustment under this Section 1.4, it being understood that such amount is subject to further adjustment provided in Section 6.16), minus Estimated Transaction AMT.

(ii) If the Net Adjustment Amount is positive, the Purchase Price shall equal the Estimated Purchase Price plus an amount equal to the Net Adjustment Amount, and Pasha shall promptly pay the Net Adjustment Amount to Horizon.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall equal the Estimated Purchase Price minus an amount equal to the Net Adjustment Amount, and Horizon shall promptly pay the Net Adjustment Amount to Pasha.

(iv) Amounts to be paid pursuant to this Section 1.4(g) shall bear interest from the Determination Date to the date of such payment at a rate equal to the London Interbank Offered Rate for interest periods of one year plus three percent (3.00%), calculated on the basis of a year of 365 days and the actual number of days elapsed. Payment of the amounts described in this Section 1.4(g) shall be made within three (3) Business Days of the final determination of the Net Adjustment Amount pursuant to the provisions of this Section 1.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.

(h) The parties agree that the estimated allocation of the Estimated Purchase Price set forth on Schedule 2.7 represents a good faith estimate as of the date hereof of the allocation of such estimated amount among the Transferred Assets and such estimate and allocation shall be adjusted in accordance with Section 2.7 based on the information available to the parties when they finalize the calculation of the Estimated Purchase Price, the Purchase Price or any component thereof.

ARTICLE II

CONTRIBUTED ASSETS

Section 2.1 Contributed Assets. “Contributed Assets” shall mean all of Horizon’s and its Subsidiaries’ right, title and interest in and to all of the following assets owned by Horizon and/or its Subsidiaries, and as such assets exist at the time of the Closing (other than as explicitly provided below), but excluding the Excluded Assets:

(a) the vessels as listed in Schedule 2.1(a) (the “Hawaii Vessels”);

(b) all owned and leased containers and related equipment as listed in Schedule 2.1(b);

(c) all chassis and related equipment as listed in Schedule 2.1(c);

(d) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories listed in Schedule 2.1(d);

(e) (i)all Contracts to which Horizon and/or any of its Subsidiaries is a party or by which Horizon and/or any of its Subsidiaries is bound that exclusively arise out of or relate to the conduct or operation of the Hawaii Business and (ii) any Assumed or Novated Multi-Tradelane Contract (together, the “Hawaii Contracts”);

(f) all equipment used for the operation of terminals, including cranes and other terminal equipment, as listed on Schedule 2.1(f);

(g) (i) all machinery, engines, instruments, rigging, anchors, chains, cables, lashing equipment, tackle, apparel, accessories, equipment, radio installation and navigational equipment, parts, spare parts and other appurtenances related to a vessel (“Vessel Equipment”) that is on board the Hawaii Vessels, (ii) all Vessel Equipment exclusively usable by, but that is not on board, a C-9 class vessel ((i) and (ii), the “Exclusive Hawaii Vessel Equipment”), and (iii) other than the Exclusive Hawaii Vessel Equipment and the Exclusive non-Hawaii Vessel Equipment, (A) a fifty percent (50%) proportional share of any remaining Vessel Equipment that is exclusively usable by a C-8 Class vessel, and (B) a thirty-three and one-third percent (33.33%) proportional share of any remaining Vessel Equipment that is not on board a vessel and is not exclusively usable by, or related to, a particular vessel or class of vessels (collectively, the “Hawaii Vessel Equipment”);

(h) all fuel, lubes and stores on board the Hawaii Vessels;

(i) all Permits listed on Schedule 2.1(i) (the “Hawaii Business Permits”), but only to the extent such Hawaii Business Permits may be transferred under applicable Law;

(j) all of Horizon’s rights and all of its Subsidiaries’ rights under warranties, indemnities and all similar rights against third parties to the extent such warranties, indemnities and similar rights are related to any Contributed Assets;

(k) all originals of personnel records relating solely to the Hawaii Employees;

(l) all originals of separate financial, accounting, Tax (other than Income Tax), operational, regulatory and other records exclusively relating to the Acquired Entities, other than those relating to the Sea-Logix Transferred Employees, Sea-Logix Transferred Assets and/or Sea-Logix Transferred Liabilities (the “Exclusive Acquired Entity Documents”), and copies of all other financial, accounting, Tax (other than Income Tax), operational, regulatory and other records (or portions thereof) relating to the Acquired Hawaii Business or the Contributed Assets (in each case, whether such records are in written, graphic, electronic or any other form or medium whatsoever, and including all source tables and data for all tariff, payable, receivable, general ledger, fixed asset, booking, order management and operations management records);

(m) all real property, leaseholds and other interests in real property listed in Schedule 2.1(m), together in each case with Horizon’s and/or its Subsidiaries’ right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;

(n) all accounts receivable, notes receivable and other receivables due to Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets and any receivables under any Assumed or Novated Multi-Tradelane Contract (the “Hawaii Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(o) all credits, prepaid expenses and security deposits, other than insurance policies (which are addressed in Section 6.10), that are Hawaii Business Balance Sheet Assets and all advances to crew that are Hawaii Business Balance Sheet Assets;

(p) all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets, unless any such right relates to a liability or obligation of Horizon that was paid or performed by Horizon prior to Closing;

(q) all Intellectual Property listed on Schedule 2.1(q);

(r) all advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing;

(s) all other assets acquired, licensed or leased after the date of this Agreement in accordance with the Hawaii Budget or otherwise in the ordinary course of business that would reasonably have been expected to have been listed on a schedule referred to in (a)-(r) above had such asset existed as of the date hereof; and

(t) any other physical assets of Horizon and/or its Subsidiaries located in California, Hawaii or Nevada that are Hawaii Business Balance Sheet Assets and not included on a schedule referred to in subsections (a)-(r) above (excluding subsections (a), (b), (c), (g) and (h)), but that should reasonably have been expected to have been listed on a schedule referred to in subsections (a)-(r) (excluding subsections (a), (b), (c), (g) and (h)).

For the avoidance of doubt, except as expressly provided above, any assets held by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement, (1) will not be included in the definition of Contributed Assets, but will instead be transferred pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.

For purposes of this Agreement, “Hawaii Business Balance Sheet Assets” shall mean (i) assets exclusively arising out of or relating to the conduct or operation of the Hawaii Business and (ii) with respect to assets that are used in part, but not exclusively, in the Hawaii Business, such assets that are, or would reasonably be expected to be, reflected as assets on a balance sheet for the Hawaii Business on a basis consistent with Schedule 1.4(a) and the Applicable Accounting Principles. For purposes of defining assets that are Hawaii Business Balance Sheet Assets, any disposition or sale of any business or material assets by Horizon or any of its Subsidiaries after the date of this Agreement shall be disregarded.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the term “Contributed Assets” shall expressly exclude the following assets of Horizon and/or its Subsidiaries, all of which shall be retained by Horizon and/or its Subsidiaries (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, including any and all cash and cash equivalents of HSI and Sea-Logix (other than advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing);

(b) corporate books and records of internal corporate proceedings, work papers and books and records that Horizon and/or its Subsidiaries are required by Law to retain;

(c) all bank accounts other than bank accounts of HSI and Sea-Logix (but Excluded Assets shall include the cash held in any bank accounts of HSI or Sea-Logix);

(d) all Intellectual Property that is not listed on Schedule 2.1(q);

(e) one copy of the Exclusive Acquired Entity Documents (provided that Horizon shall not be required to destroy any system back-up media, such as copies of any computer records or files which have been created pursuant to automatic archiving or back-up procedures), except to the extent not permitted by applicable Law, and all originals of all other financial, accounting, Tax, operational, regulatory and other records (or portions thereof) of Horizon and its Subsidiaries (in each case, whether such records are in written, graphic, electronic or any other form or medium whatsoever, and including all source tables and data for all tariff, payable, receivable, general ledger, fixed asset, booking, order management and operations management records);

(f) any interest in or right to any refund of Income Taxes, whether or not relating to the Hawaii Business, the Acquired Entities (for the sake of clarity, including refunds or credits of Income Taxes paid by the Acquired Entities prior to Closing), the Transferred Assets or the Transferred Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date (it being understood that this Section 2.2(f) shall not affect Pasha’s rights under Section 6.16(j));

(g) except to the extent contemplated by Section 6.10, any insurance policies and any insurance premiums and rights, claims or causes of action thereunder;

(h) any rights under warranties, indemnities and all similar rights against third parties except to the extent such warranties, indemnities and similar rights arise out of or are related to the Contributed Assets;

(i) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(j) (i) all Vessel Equipment that is on board the vessels owned by Horizon and its Subsidiaries that are not Hawaii Vessels, (ii) all Vessel Equipment that is exclusively usable by, but that is not on board, the vessels owned by Horizon and its Subsidiaries that are not Hawaii Vessels ((i) and (ii), the “Exclusive non-Hawaii Vessel Equipment”), and (iii) any and all remaining Vessel Equipment that is not included in the definition of Hawaii Vessel Equipment;

(k) any and all other assets of Horizon and/or its Subsidiaries except those that are (i) included in Sections 2.1(a) through (t) above or (ii) will be owned by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement; and

(l) all rights of Horizon and/or its Subsidiaries and Affiliates under this Agreement.

For the avoidance of doubt, except as expressly provided above, any assets held by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement, (1) will not be included in the definition of Excluded Assets, but will instead be transferred to Pasha or Pasha Sub, as applicable, pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.

Section 2.3 Assumed Liabilities. In connection with the contribution and acceptance of the Contributed Assets and the acquisition by Pasha of the Purchased Interests pursuant to this Agreement, at the Closing, Hawaii LLC shall assume all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued or unaccrued, contingent or otherwise and whether due or to become due, of Horizon and/or its Subsidiaries that are (x) Hawaii Business Balance Sheet Liabilities or (y) not Hawaii Business Balance Sheet Liabilities but are primarily related to the conduct or operation of the Hawaii Business, any Contributed Assets or the ownership or use of the Contributed Assets, in each case, whenever arising or incurred (before or after Closing) (the “Assumed Liabilities”), including but not limited to:

(a) (i) all such liabilities and obligations reflected or reserved against in the Financial Statements or the notes thereto, and (ii) all such liabilities and obligations not required by GAAP to be reflected or reserved against in the Financial Statements or the notes thereto, including liabilities arising under Environmental Laws;

(b) except for Taxes allocated to Horizon under Section 6.16(c)(i), all such liabilities and obligations (including Taxes), whether or not incurred in the ordinary course of business consistent with past practice;

(c) all such liabilities and obligations arising out of or relating to the delivery of services, including but not limited to under Contracts relating to, or the compensation for, those services, by any Hawaii Employee, former Hawaii Employee or any other Person (other than any Transferred Sea-Logix Employee) who has provided, is currently providing or may in the future provide services to the Hawaii Business (including without limitation by providing services to HSI or Sea-Logix) to the extent such services were, are or will be provided to the Hawaii Business;

(d) all such liabilities and obligations arising out of or relating to the Horizon Plans, including but not limited to pension plans, collective bargaining agreements and benefit plans, to the extent relating to the Hawaii Business or any Hawaii Employee or former Hawaii Employee (other than any Transferred Sea-Logix Liabilities);

(e) all such liabilities and obligations under the Hawaii Contracts and/or the Hawaii Business Permits, including all obligations under the Hawaii Contracts and/or the Hawaii Business Permits to be performed before, on or after, or in respect of periods following, the Closing Date (other than any Transferred Sea-Logix Liabilities);

(f) all such liabilities and obligations arising out of or relating to any equipment, capital or other operating leases;

(g) all such liabilities and obligations arising from or relating to any services provided, marketed, distributed or sold by the Hawaii Business, including without limitation product liability and negligence claims and liabilities and obligations for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;

(h) all liabilities and obligations payable on or after the Closing Date (including without limitation all damages, fees, costs, expenses, attorneys’ fees, restitution, liens, liabilities or obligations payable on or after the Closing Date) arising out of or relating to United States of America ex rel. Mario Rizzo v. Horizon Lines, LLC, et al., Case No. 10-CV-7409 PA (AJWx) currently pending in the United States District Court for the Central District of California (the “Rizzo Matter”);

(i) all Unpaid Non-Ordinary Course Expenses and Liabilities; and

(j) except Taxes allocated to Horizon under Section 6.16(c)(i), any currently unknown liabilities and obligations that become known after the Closing Date arising out of or relating to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, whenever incurred.

For purposes of this Agreement, “Hawaii Business Balance Sheet Liabilities” shall mean (i) liabilities and obligations exclusively arising out of or relating to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, and (ii) with respect to liabilities and obligations that do not exclusively arise out of or relate to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, such liabilities and obligations that are, or would reasonably be expected to be, reflected as liabilities or obligations on a balance sheet for the Hawaii Business on a basis consistent with Schedule 1.4(a) and the Applicable Accounting Principles. Notwithstanding the foregoing, Hawaii Business Balance Sheet Liabilities shall not include (x) any cost and expenses relating to real property that is not Hawaii Leased Property or (y) any fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), including any allocation of employee time of the employees of Horizon or its Subsidiaries who are not Hawaii Employees, in each case of (x) and (y), that arise or are incurred after the Closing unless any of Pasha, HSI, Sea-Logix or Hawaii LLC or their Subsidiaries will receive benefits or services relating to such real property or corporate overhead or under a Contract to which such real property or corporate overhead relates (other than pursuant to the Transition Services Agreement). For purposes of defining Hawaii Business Balance Sheet Liabilities and liabilities and obligations “primarily related to” the Hawaii Business or the Contributed Assets, any disposition or sale of any business or material assets by Horizon or any of its Subsidiaries after the date of this Agreement shall be disregarded.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, (a) Hawaii LLC is not assuming (i) any liabilities and obligations of Horizon and its Subsidiaries that are not Assumed Liabilities, (ii) the liabilities and obligations set forth on Schedule 2.4 to the extent set forth therein, and (iii) any Taxes allocated to Horizon under Section 6.16(c)(i), and (b) Horizon and/or its Subsidiaries shall retain any liabilities and obligations of Horizon and its Subsidiaries that are not Transferred Liabilities (the “Excluded Liabilities”).

Section 2.5 Further Assurances.

(a) Each party agrees to use their reasonable best efforts to cooperate, before and after the Closing Date, in the equitable distribution of the Contributed Assets, which may include the substitution of specific items or assets with similar items or assets that are reasonably consistent in terms of quantity, quality and value. At the request of Pasha, Horizon shall deliver any specific Contributed Asset not transferred at Closing to Pasha at Pasha’s expense and at the request of Horizon, Pasha shall deliver any specific Excluded Asset transferred at Closing at Horizon’s expense. Notwithstanding the foregoing, the apportionment and settlement of owned and leased containers, chassis, gensets and related equipment shall be completed in a manner consistent with Schedule 2.5(a).

(b) To the extent a Contract relates in part, but not exclusively, to the Hawaii Business (other than those Contracts that relate to the Hawaii Business solely due to historical cost allocation in a manner consistent with Schedule 1.4(a) and the Applicable Accounting Principles) (any such Contract, a “Multi-Tradelane Contract”), the parties shall use their reasonable best efforts and reasonably cooperate, in accordance with applicable Laws and regulations, before and after the Closing Date, to cause any necessary novation, amendment, assignment and/or assumption and equitable partition of the rights and obligations of the Multi-Tradelane Contract, such that Pasha and/or Hawaii LLC and the counterparties to such Multi-Tradelane Contract will enter into and be bound by the terms of a new Contract that relates exclusively to the Hawaii Business (any such novated, amended, assigned or assumed Multi-Tradelane Contract or related new Contract entered into by Pasha and/or Hawaii LLC, an “Assumed or Novated Multi-Tradelane Contract”). The parties will each bear their own internal and out-of-pocket costs and expenses incurred in connection with obtaining any such novation, amendment, assignment and/or assumption; provided that Pasha and Hawaii LLC, on the one hand, and Horizon, on the other hand, shall each bear and pay fifty percent (50%) of any fees, penalties, concessions or other consideration that is required to be paid to the counterparties to such Multi-Tradelane Contract in order to obtain any such novation, amendment, assignment and/or assumption (“Novation Fees”). Notwithstanding the foregoing, Novation Fees shall not include any payments, service fees, subscription fees, license fees, contract fees, operating costs, performance bonds, guarantees or similar arrangements, or any other obligations, payments, fees, expenses or costs arising from or related to the performance of, the receipt of goods, services or other benefits under, or the grant of rights under, any Multi-Tradelane Contract (“Service Fees”). Pasha and Hawaii LLC shall bear and pay one hundred percent (100%) of any Service Fees relating to any Assumed or Novated Multi-Tradelane Contract and Horizon shall bear and pay one hundred percent (100%) of any Service Fees relating to the portion of the Multi-Tradelane Contract that remains with Horizon after such novation, amendment, assignment and/or assumption and partition. This Section 2.5 shall not apply to (i) any collective bargaining agreement to which Horizon or any of its Subsidiaries is a party pertaining to the Hawaii Business, which collective bargaining agreements shall be subject to the provisions set forth in the Step Plan, (ii) any Contract relating to IT or fixed or general corporate overhead of Horizon and its Subsidiaries (other than the Acquired Entities) that is not a Multi-Tradelane Contract unless Pasha, HSI, Sea-Logix or Hawaii LLC or their Subsidiaries will receive benefits or services under such Contract (other than pursuant to the Transition Services Agreement) after the Closing Date, or (iii) any insurance Contract or policy, which shall be subject to the provisions of Section 6.10(e).

Section 2.6 Consents to Certain Assignments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery or attempted grant, sale, sublease, assignment, transfer, conveyance, novation or delivery to Hawaii LLC of any asset (including any Contract) that would be a Contributed Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery of such Contributed Asset unless such failure causes a failure of any of the conditions to Closing set forth in Article VII, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that there is no failed condition to Closing, or any failed condition to Closing is waived, and the Closing proceeds without the grant, transfer, sale, sublease, assignment, transfer, conveyance, novation or delivery of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, that any such cooperation and related actions by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement, and any related costs and expenses incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Section 3.1 of the Transition Services Agreement. Pending such authorization, approval, consent or waiver, the parties shall use their reasonable best efforts to cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Hawaii LLC the benefits of use of such asset and to Horizon the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Hawaii LLC at Closing. Once authorization, approval, consent or waiver for the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery of any such asset not granted, sold, assigned, subleased, transferred, conveyed, novated or delivered at the Closing is obtained, Horizon shall or shall cause the relevant Subsidiary to, assign, transfer, convey and deliver such asset to Hawaii LLC at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Hawaii LLC following the Closing pursuant to this Section 2.6, then Hawaii LLC and Horizon, to the extent permitted by applicable law or any Contract, shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Hawaii LLC of the obligations thereunder; provided, that any such arrangement and related actions by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services

Agreement) and subject to the terms of the Transition Services Agreement, and any related costs and expenses incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Section 3.1 of the Transition Services Agreement. Horizon shall hold in trust for and pay to Hawaii LLC promptly upon receipt thereof, all income, proceeds and other monies received by Horizon or any of its Subsidiaries in connection with Hawaii LLC’s use of any such asset and Hawaii LLC shall assume all liabilities and obligations arising from or relating to any such asset and shall indemnify (in accordance with Article VIII) Horizon, its Subsidiaries, and each of their Affiliates and Representatives from and against all Losses they, or any of them, may incur in connection with Hawaii LLC’s use of, or any liabilities and obligations arising from or relating to, such asset.

Section 2.7 Allocation of Purchase Price.

(a) Schedule 2.7 sets forth the parties’ allocation of the Estimated Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes), based on the parties’ estimate of the components thereof as of the date hereof, among the Contributed Assets, the assets of Sea-Logix and the HSI Shares for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder, as well as an allocation of the portion of such amount allocable to the HSI Shares (and any liabilities of HSI treated as purchase price for federal income Tax purposes) among the assets of HSI in a manner consistent with Section 338(h)(10) of the Code and the Treasury regulations promulgated thereunder (the “Purchase Price Allocation”). Within thirty (30) days after the completion of the Purchase Price adjustment under Section 1.4(g) above, Pasha shall prepare and deliver to Horizon a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes) among the Contributed Assets, the assets of Sea-Logix and the HSI Shares as well as an allocation of such amount allocable to the HSI Shares (and any liabilities of HSI treated as purchase price for federal income Tax purposes) among the assets of HSI, in each case, in a manner consistent with Schedule 2.7. Horizon shall have the right to review the Allocation Schedule, and, within thirty (30) days after its receipt thereof, Horizon shall notify Pasha in writing of any proposed changes thereto; provided, that, if Horizon does not provide any written changes within such 30-day period, Horizon shall be deemed to have agreed to the Allocation Schedule as prepared by Pasha. If the parties do not resolve all disputed items relating to the Allocation Schedule within thirty (30) days after Horizon’s written notification to Pasha of proposed changes, the parties shall submit all remaining disputed items to the Independent Accounting Firm for resolution. The Independent Accounting Firm’s review shall be limited to the remaining disputed items, and its determination shall be conclusive and binding on the parties hereto and shall not be subject to appeal or further review. The costs of the Independent Accounting Firm shall be borne by Horizon and Pasha in the same manner in which costs are borne by the parties under Section 1.4(e) above. If the Purchase Price changes by reason of Section 1.4 or Section 6.16, Pasha shall promptly after the completion of such adjustment revise the Allocation Schedule, and the foregoing time periods and dispute resolution mechanisms shall apply to such revised Allocation Schedule as if it were the original Allocation Schedule (the Allocation Schedule, as finally determined pursuant to this Section 2.7, the “Final Allocation Schedule”).

(b) Each party agrees to timely file Internal Revenue Service Forms 8594 and 8883 reflecting the Purchase Price Allocation as set forth in the Final Allocation Schedule for the taxable year that includes the Closing Date (and, if applicable, the year in which the final amount of the Purchase Price has been determined) and to make any timely filing required by other applicable Tax Laws. The Final Allocation Schedule shall be binding on Horizon and Pasha for all Tax reporting purposes. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar provisions of state or local Law), neither Horizon nor Pasha shall take any position inconsistent with the Final Allocation Schedule in connection with any Tax proceeding, except that Pasha’s cost for the Contributed Assets, the assets of Sea-Logix and the HSI Shares may differ from the amount so allocated to the extent necessary to reflect Pasha’s capitalized acquisition costs not included in the amount realized by Horizon. If any Governmental Authority disputes the Final Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith for purposes of responding to such dispute.

(c) Any indemnification payment or other adjustment to Purchase Price (in addition to those potential adjustments identified in Section 2.7(a) above) that is treated as an adjustment to Purchase Price for Tax purposes shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to such adjustment, or, if such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Contributed Assets, the assets of Sea-Logix and the assets of HSI in accordance with the allocation method provided in the Final Allocation Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HORIZON AND HAWAII LLC

Except (i) as disclosed in the disclosure schedule delivered by Horizon to Pasha simultaneously with the execution of this Agreement (the “Horizon Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, except that any information set forth in one section or subsection of the Horizon Disclosure Schedule will be deemed to apply to any other sections or subsections thereof (other than Section 3.8) to the extent that the relevance of such information to such other sections and subsections is reasonably apparent on its face from a reading of such disclosure (without being required to review any document referenced in such disclosure) and the sections or subsections of this Agreement to which such disclosure relates) or (ii) as disclosed in the body of any registration statements, reports and proxy statements (excluding any exhibit or schedule thereto or document or information incorporated by reference therein) filed with or furnished to the SEC between March 12, 2013 and the date of this Agreement, where the relevance of the information so disclosed to a particular representation or warranty is reasonably apparent on its face from a reading of such disclosure and the representation or warranty to which it relates, excluding (A) any matters required to be disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.8, Section 3.13, Section 3.16, Section 3.19 and Section 3.21, which matters shall be specifically disclosed in the applicable sections or subsections of the Horizon Disclosure Schedule, and (B) any disclosures in the “Risk Factors” or “Forward-Looking Statements”

sections of any such statements or reports or any other statements therein of risks or that are similarly predictive or forward-looking in nature, in each case other than any specific factual information contained therein), Horizon represents and warrants to Pasha that:

Section 3.1 Organization, Standing and Power.

(a) Horizon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HSI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii. Sea-Logix is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Hawaii LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Each of Horizon, HSI and Sea-Logix has all requisite corporate or limited liability company power and authority, as applicable, necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Hawaii LLC will have, as of the Closing, all requisite limited liability company power and authority necessary to own, lease or operate the Contributed Assets and to carry on the Acquired Hawaii Business as it is proposed to be conducted as of the Closing. Each of Horizon, HSI and Sea-Logix is, and Hawaii LLC will be as of the Closing, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect.

(b) Section 3.1(b)(1) of the Horizon Disclosure Schedule sets forth a true and complete list of each Acquired Entity as of the date of this Agreement, indicating its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which any Acquired Entity, as the case may be, directly or indirectly, holds an equity interest. Each Subsidiary of any Acquired Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of HSI and Sea-Logix has, and as of the Closing each Subsidiary of Hawaii LLC will have, all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, or, with respect to each Subsidiary of Hawaii LLC, as it is proposed to be conducted as of the Closing, except where the failure to have such corporate or limited liability company power and authority would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect. Each Subsidiary of HSI and Sea-Logix is, and each Subsidiary of Hawaii LLC will be as of the Closing, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification, license or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Acquired Entity are owned directly or indirectly by Horizon and each Subsidiary of each Acquired Entity are owned directly or indirectly by such Acquired Entity, in each case, free and clear of all Liens,

Encumbrances, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities Laws. Except as set forth on Section 3.1(b)(2) of the Horizon Disclosure Schedule, none of the Acquired Entities nor any of their respective Subsidiaries owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing in any Person other than each of their respective Subsidiaries, nor are any of them under any current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution or other investment in any Person.

(c) Horizon has made available to Pasha complete and correct copies of the certificate of incorporation and bylaws of each of Horizon and HSI and the limited liability operating agreement of each of Hawaii LLC and Sea-Logix, in each case as amended to the date of this Agreement (the “Hawaii Charter Documents”), and the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of any Acquired Entity, in each case as amended to the date of this Agreement. Horizon has made available to Pasha true and correct copies of the minutes, to the extent finalized and approved by applicable board or any committee thereof, of all meetings of the board of directors (or similar governing body) of each Acquired Entity, and of each committee of each such board of directors (or similar governing body), held since January 1, 2011.

Section 3.2 Capitalization. Section 3.2(a) of the Horizon Disclosure Schedule sets forth the authorized and outstanding capitalization of each Acquired Entity as of the date of this Agreement, including the shares, membership interests or other equity interests reserved for issuance, if any. All of the HSI Shares have been duly authorized and are validly issued, fully paid and nonassessable, and all of the Hawaii LLC Units and the Sea-Logix Units have been duly authorized and are validly issued and outstanding. The HSI Shares constitute all of the issued and outstanding capital stock of HSI. The Hawaii LLC Units and the Sea-Logix Units constitute all of the issued and outstanding membership interests of Hawaii LLC and Sea-Logix, respectively. Except as contemplated by the Step Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, subscriptions, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, Contracts or commitments (contingent or otherwise), arrangements, calls or rights of any kind issued or authorized by any Acquired Entity or any of its Subsidiaries (i) that relate to any issued or unissued capital stock, membership interests or other equity interests of any Acquired Entity or any of its Subsidiaries, (ii) that obligate any Acquired Entity or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, membership interests or other equity interests or options, warrants, other securities of such entity or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Acquired Entity or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock, membership interests or other equity interests of any Acquired Entity or any of its Subsidiaries. There are no outstanding contractual obligations of Horizon or any Acquired Entity or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Acquired Entities’ or their respective Subsidiaries’ shares of capital stock, membership interest or other equity interests.

Section 3.3 Authority; Noncontravention.

(a) Each of Horizon and Hawaii LLC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Horizon and Hawaii LLC, the performance by Horizon and Hawaii LLC of their obligations under this Agreement, and the consummation by Horizon and Hawaii LLC of the Transactions, have been duly authorized and approved by the Board of Directors (or similar governing body) of each Horizon and Hawaii LLC, and no other corporate action on the part of Horizon or Hawaii LLC is necessary to authorize the execution and delivery of this Agreement, performance by Horizon or Hawaii LLC of their obligations under this Agreement or the consummation by either of them of the Transactions. This Agreement has been duly executed and delivered by Horizon and Hawaii LLC and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Horizon and Hawaii LLC, enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in an Action at law or in equity ((i) and (ii) collectively, the “Bankruptcy and Equity Exception”). No vote or other approval of the stockholders of Horizon is required to authorize this Agreement or to consummate the Transactions.

(b) Except as set forth on Section 3.3(b) of the Horizon Disclosure Schedule, neither the execution and delivery of this Agreement by Horizon or Hawaii LLC, nor the consummation by Horizon or Hawaii LLC of the Transactions, nor compliance by Horizon or Hawaii LLC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Hawaii Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Horizon or any of its Subsidiaries other than violations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon or Hawaii LLC of the Transactions or adversely affect the operation of the Hawaii Business in any material respect, or (iii) result in any material breach of, or constitute a material default (with or without notice or lapse of time, or both) under, require any consent of any counterparty pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Hawaii Material Contract to which Horizon or any of its Subsidiaries is a party, or result in the creation of a Lien or Encumbrance on any Transferred Assets (other than any Liens and Encumbrances incurred in connection with Pasha’s financing arrangements).

(c) The Horizon Board, at a meeting duly called and held on November 11, 2014, has unanimously approved the execution and delivery of this Agreement by Horizon, the performance by Horizon of its obligations under this Agreement and the consummation of the

Transactions. Horizon and the Horizon Board have taken all actions necessary to exempt this Agreement and the Transactions from any anti-takeover or similar provisions of the Hawaii Charter Documents, and any provisions of any “moratorium”, “control share acquisition”, “fair price”, “interested stockholder”, “affiliate transaction”, “business combination” or other antitakeover Laws.

Section 3.4 Governmental Approvals. Except as set forth on Section 3.4 of the Horizon Disclosure Schedule and except for any filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Horizon and Hawaii LLC and the consummation by Horizon and Hawaii LLC of the Transactions other than any filings, consents, approvals, declarations or registrations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon or Hawaii LLC of the Transactions or adversely affect the operation of the Hawaii Business in any material respect.

Section 3.5 Absence of Certain Changes. Since the Balance Sheet Date and through the date of this Agreement, (a) except as expressly contemplated by this Agreement in connection with the Transactions, the Hawaii Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been or occurred any change, event, development or occurrence (each, an “Event”), that has had or would reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect and (c) except as set forth on Section 3.5(c) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would have required Pasha Parent’s consent under Section 6.1(a)(iv) through (viii), (x), (xiii) through (xvi), or (xix).

Section 3.6 Legal Proceedings.

(a) Except as set forth on Section 3.6 of the Horizon Disclosure Schedule, there is no pending or, to the Knowledge of Horizon, threatened, Action by or against Horizon or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such, any of the assets, properties or rights of Horizon or any of its Subsidiaries, in each case involving or relating to the Hawaii Business, that, individually or in the aggregate with any related Actions, would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $100,000, in the case of any Action (excluding any complaints, charges, grievances and claims) or $250,000, in the case of any complaints, charges, grievances and claims, (ii) prevent or materially delay the consummation by Horizon of the Transactions or (iii) adversely affect the operation of the Hawaii Business in any material respect.

(b) Except as set forth on Section 3.7 of the Horizon Disclosure Schedule, there are no Orders imposed upon Horizon or any of its Subsidiaries or to which Horizon or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such or any of their respective assets, properties or rights are subject, in each case involving or relating to the Hawaii Business, that (i) involves an amount or potential damages, liability or other obligation greater than $100,000 individually or $1,000,000 in the aggregate, (ii) would individually or in the aggregate reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or (iii) would individually or in the aggregate reasonably be expected to adversely affect the operation of the Hawaii Business in any material respect.

Section 3.7 Compliance With Laws; Permits.

(a) Except as set forth on Section 3.7(a) of the Horizon Disclosure Schedule, the Hawaii Business is, and at all times since January 1, 2012 has been, conducted in compliance in all material respects with all Laws applicable to the Hawaii Business (other than Environmental Laws, which are governed exclusively under Section 3.11). Since January 1, 2012, neither Horizon nor any of its Subsidiaries has received written notice or other written communication alleging or relating to a possible material violation of any Law applicable to the Hawaii Business.

(b) Except as set forth on Section 3.7(b)(i) of the Horizon Disclosure Schedule, Horizon and its Subsidiaries hold, and are in compliance with, all Hawaii Business Permits (other than those under Environmental Laws, which are governed exclusively by Section 3.11), other than any failure to hold or be in compliance with any Hawaii Business Permit that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect. There has occurred no violation of, default (with or without notice or lapse of time or both) under or, to the Knowledge of Horizon, Event, that, with or without notice or lapse of time or both, would result in any revocation, non-renewal, adverse modification or cancellation of, any Hawaii Business Permit, other than any such violations, defaults or Events that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect and, except as set forth on Section 3.7(b)(ii) of the Horizon Disclosure Schedule, the consummation of the Transactions would not result in any such revocation, non-renewal, adverse modification or cancellation. Neither Horizon nor any of its Subsidiaries has received written notice or other written communication from any Governmental Authority that any Hawaii Business Permit will be terminated or adversely modified or cannot be renewed in the ordinary course of business consistent with past practice, and Horizon has no Knowledge of any reasonable basis for any such termination, modification or non-renewal.

Section 3.8 Tax Matters.

(a) Except for those matters set forth in Section 3.8(a) of the Horizon Disclosure Schedule:

(i) each of Horizon and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects;

(ii) all material amounts of Taxes (whether or not assessed) required to be withheld and/or paid by or on behalf of each of Horizon and its Subsidiaries have been withheld and paid, as applicable (whether or not such Taxes are shown or required to be shown on a Tax Return);

(iii) the unpaid Taxes of Horizon and its Subsidiaries do not materially exceed the reserve for liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown on the face of the most recent balance sheet included in Horizon SEC Documents (excluding any notes thereto) as adjusted solely for Taxes incurred and paid in the ordinary course of business since the Balance Sheet Date consistent (except for differences resulting from ordinary course fluctuations in the income, assets or operations of Horizon and its Subsidiaries or any applicable changes in Law or in GAAP) with Taxes incurred and paid in the most recent comparable prior period;

(iv) neither Horizon nor any of its Subsidiaries has outstanding Contracts or waivers extending (or having the effect of extending) any statute of limitations with respect to any Tax Returns required to be filed by or with respect to Horizon or any of its Subsidiaries;

(v) no Action with respect to Taxes is pending, in progress or has been threatened in writing with respect to Horizon or any of its Subsidiaries, and no written notice of such an Action has been received by Horizon or any of its Subsidiaries;

(vi) no claim has been made by a Governmental Authority in a jurisdiction where Horizon or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction that has not been resolved;

(vii) neither Horizon nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined or unitary group for Tax purposes (other than any such group of which Horizon is the common parent), (B) is a party to, or is bound by, any Tax allocation, sharing, indemnity or other similar Contract with respect to Taxes (other than one or more Tax-related provisions in a commercial agreement a principal purpose of which is not the allocation or sharing of any Tax), (C) is a party to or bound by any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any other Contract with any Governmental Authority with respect to Taxes, or has requested or received a ruling from any Governmental Authority with respect to Taxes, that individually or in the aggregate could have a material effect on the liability of Horizon or any Subsidiary for Taxes after the date hereof, or (D) is liable for the Taxes of another Person (other than Horizon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor;

(viii) neither Horizon nor any of its Subsidiaries has been party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 (or similar transaction for purposes of comparable provisions of state, local or foreign Law) that has not been properly reported in a Tax Return;

(ix) neither Horizon nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date (other than in the ordinary course of business consistent with past practice), including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date;

(x) neither Horizon nor any of its Subsidiaries has any material deferred gain or loss arising out of any deferred intercompany transactions, as described in Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or foreign Law), or, in the case of any Subsidiary, has a material excess loss account in its stock, as described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or foreign Law);

(xi) no material Tax ruling, Tax holiday or other Contract entered into by Horizon or any of its Subsidiaries with any Governmental Authority with respect to Taxes will expire, be revoked or otherwise terminate, whether as a result of the Transactions, the transactions contemplated by the Merger Agreement or otherwise prior to the stated or applicable term thereof as provided therein; and

(xii) within the past two (2) years, neither Horizon nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all (x) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, registration, lease, service, service use, withholding, payroll, employment, social security, unemployment, welfare, workers’ compensation, disability, environmental, capital production, premium, windfall profits, title, excise, severance, stamp, occupation, escheat, property, tonnage and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and (y) liability in respect of any items described in clause (x) above payable pursuant to a Contract (other than a commercial Contract, a principal purpose of which is not the allocation or sharing of any Tax), assumption, successor or transferee liability, or operation of law, including Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law); and (ii) “Tax Returns” shall mean any return, report, claim for refund, election, certificate, estimate, information return or statement or other similar document relating to, or filed or submitted or required to be filed or submitted with any Governmental Authority with respect to, Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

Section 3.9 Employee Benefits Matters.

(a) Section 3.9(a)(i) of the Horizon Disclosure Schedule sets forth a complete and correct list of all material Horizon Plans (the “Disclosed Horizon Plans”). Section 3.9(a)(ii) of the Horizon Disclosure Schedule sets forth a complete and correct list of all Disclosed Horizon Plans sponsored by an Acquired Entity (“Acquired Entity Plans”). Horizon has made available to Pasha, to the extent applicable, current, correct and complete copies of (i) each Disclosed Horizon Plan, (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Horizon Plan (if any such report was required), (iii) the most recent summary plan description for each Horizon Plan for which such summary plan description is required (together with any summary of material modifications, if applicable), (iv) each trust agreement and insurance or group annuity contract relating to any Horizon Plan and (v) with respect to each Acquired Entity Plan, all material documents and correspondence relating to the Acquired Entity Plan received from or provided to the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years.

(b) Each Horizon Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and in compliance in form and in operation with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of Horizon, threatened Actions (other than claims for benefits in the ordinary course) with respect to, or any Liens filed against or with respect to, any Horizon Plans other than claims made in the ordinary course of business which are not, individually or in the aggregate, material. All contributions required to be made by Horizon and its Subsidiaries have been timely made in compliance with applicable Law with respect to all Horizon Plans, and there are no material unfunded obligations of Horizon or any of its Subsidiaries under any Horizon Plan that are not accurately reflected in Horizon’s financial statements and accrued in accordance with GAAP.

(c) All Horizon Plans, other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Horizon Pension Plan”) have received a favorable determination letter from the IRS on which Horizon may currently rely, or has filed a timely application therefor. Horizon has made available to Pasha a correct and complete copy of the most recent determination letter received with respect to each Horizon Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. To the knowledge of Horizon, no fact exists or Event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Horizon Plan or the exempt status of any such trust.

(d) Except as set forth on Section 3.9(d) of the Horizon Disclosure Schedule, neither Horizon nor any trade or business, whether or not incorporated, that together with Horizon would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of Horizon) (each such entity, an “ERISA Affiliate”) has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a multiemployer plan (as defined in Section 3(37) of

ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Horizon and each ERISA Affiliate have satisfied the minimum funding standards under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA. Neither Horizon nor any ERISA Affiliate has incurred any withdrawal liability with respect to a complete or partial withdrawal from any Horizon Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Horizon Plan is a “multiple employer welfare arrangement” as such term is defined in Section 3(40)(A) of ERISA.

(e) Except as set forth on Section 3.9(e) of the Horizon Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another Event, except as expressly provided in this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Hawaii Business to severance pay, unemployment compensation or any other payment from Horizon or any of its Affiliates under any Horizon Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or otherwise enhance any benefit due any such employee, officer, director or consultant or (iii) otherwise trigger any material obligations or penalties under, breach of or default under (with or without notice or lapse of time, or both), any Horizon Plan, including under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Horizon nor any Subsidiary is in material breach of or material default under the terms of any Horizon Plan. To the Knowledge of Horizon, no other party to any Horizon Plan is in material breach of or material default under the terms of any Horizon Plan.

(f) Neither Horizon nor any of its Subsidiaries is a party to any Contract, arrangement or plan (including any Horizon Plan) that has resulted or would result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other Events), in the payment of any “excess parachute payments” to any “disqualified individual,” in each case within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which Horizon or any of its Subsidiaries is a party which provides for a gross-up in respect of taxes or other penalties imposed pursuant to Section 409A or 4999 of the Code.

(g) All premiums or other payments that are required to be paid have been timely paid with respect to each such Horizon Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not such Horizon Plan is subject to ERISA) or are accurately accrued and reflected in Horizon’s financial statements in accordance with GAAP. Except as set forth on Section 3.9(g) of the Horizon Disclosure Schedule, no Horizon Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of Horizon or any of its Subsidiaries beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code, the full cost of which is borne by the current or former employee or director.

(h) No fiduciary or party in interest of any Horizon Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, or has otherwise acted or failed to act with respect to any Horizon Plan in a manner, in either case, that could reasonably be expected to subject Horizon or any of its Subsidiaries to any material liability under ERISA or any other applicable Law.

(i) For each Horizon Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, Horizon or an Acquired Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j) None of the Horizon Plans covering any Hawaii Employees are subject to the Laws of any country other than the United States.

(k) Neither Horizon nor any of its ERISA Affiliates has any legally binding plan or commitment to create any additional Horizon Plans or modify or change any existing Horizon Plans that would affect any employee or terminated employee of an Acquired Entity or any employee or terminated employee providing services to the Hawaii Business.

Section 3.10 Labor and Employment Matters.

(a) Except as set forth on Section 3.10(a)(1) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is a party to any collective bargaining agreement covering Hawaii Employees or the Hawaii Business with any labor organization or similar representative, nor is any such agreement presently being negotiated by Horizon or any of its Subsidiaries. Except as set forth on Section 3.10(a)(2) of the Horizon Disclosure Schedule, there are no: (i) unfair labor practice complaints by any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries, or in which Horizon or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (ii) representation petitions by any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries , or in which Horizon or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (iii) grievances or other Actions involving any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries filed by a labor organization recognized by Horizon or any of its Subsidiaries; (iv) strikes, work stoppages, slowdowns or other labor disputes involving a group of Hawaii Employees or other employees of the Hawaii Business pending or, to the Knowledge of Horizon, threatened against Horizon or any of its Subsidiaries; or (v) other liabilities or contingent liabilities in respect of Hawaii Employees or other employees of the Hawaii Business that have not been paid and that have not been accrued or reserved against in the balance sheet included in the Interim Financial Statements, arising from employment guarantees under any collective bargaining agreements to which Horizon or any of its Subsidiaries is a party, in the case of (i) and (iii), except for any such matter that would not reasonably be expected to (x) involve a payment obligation or potential damages, liability or other obligation greater than $250,000, (y) prevent or materially delay the consummation by Horizon of the Transactions or (z) adversely affect the operation of the Hawaii Business in any material respect.

(b) Except as set forth on Section 3.10(b) of the Horizon Disclosure Schedule: (i) Horizon and its Subsidiaries (in respect of the Hawaii Business) are, and since January 1, 2012 have been, in compliance in all material respects with all state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither Horizon nor any of its Subsidiaries has any outstanding liabilities in respect of the Hawaii Business under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to employee layoffs or terminations.

(c) Except as set forth in Section 3.10(c) of the Horizon Disclosure Schedule, since January 1, 2012, (i) no Governmental Authority has initiated or threatened any Actions with respect to the Hawaii Business arising out of, in connection with, or otherwise relating to any Hawaii Employees or any Laws governing labor or employment and (ii) no Governmental Authority has issued or, to Horizon’s Knowledge, threatened to issue any significant Order against Horizon or any of its Subsidiaries with respect to any Hawaii Employees or any Laws governing labor or employment. in each case of (i) and (ii), other than any such Action or Order that, individually or together with any related or substantially similar Actions or Orders, would not reasonably be expected to (x) involve a payment obligation or potential damages, liability or other obligation greater than $250,000, (y) prevent or materially delay the consummation by Horizon of the Transactions or (z) adversely affect the operation of the Hawaii Business in any material respect.

(d) Except as set forth on Section 3.10(d) of the Horizon Disclosure Schedule, with respect to any current or former employee, officer, consultant or other service provider of the Hawaii Business, there are no Actions against Horizon or any of its Affiliates pending, or to Horizon’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Hawaii Business, including any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Actions would not, individually or in the aggregate, result in Horizon or any of its Subsidiaries incurring any material liability.

(e) Except as set forth on Section 3.10(e) of the Horizon Disclosure Schedule or with respect to any Horizon Plan (which subject is addressed in Section 3.9 above), the execution of this Agreement and the consummation of the Transactions will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Horizon or any of its Subsidiaries is a party.

(f) Section 3.10(f) of the Horizon Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each employee, officer, consultant or other service provider providing services with respect to the Hawaii Business (whether or not such individual is employed by an Acquired Entity): (i) each such person’s title or job/position; (ii) each such person’s employment type (i.e., full time, part time, regular, casual); (iii) each such person’s location of employment; (iv) each such person’s employing entity; (v) each such person’s annual base rate of compensation and, if applicable, target annual bonus amount, in each case, in effect prior to the date hereof; and (vi) each such person’s status (i.e., active or approved leave of absence), and, if applicable, whether such person is on short-term disability under Horizon’s short-term disability policy.

Section 3.11 Environmental Matters. Except as set forth on Section 3.11 of the Horizon Disclosure Schedule, (a) each of Horizon and its Subsidiaries and their respective facilities, Vessels and real properties, whether owned, operated or leased, are, and at all times since January 1, 2011 has been, in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets, which compliance includes obtaining, maintaining and complying with all Hawaii Business Permits required under Environmental Laws, (b) there is no Action, Lien or Encumbrance relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of any Hazardous Materials) that is pending or, to the Knowledge of Horizon, threatened against Horizon or any of its Subsidiaries in respect of the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets, and would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $100,000, (ii) prevent or materially delay the consummation by Horizon of the Transactions or (iii) adversely affect the operation of the Hawaii Business in any material respect, (c) since January 1, 2011, neither Horizon nor any of its Subsidiaries has received any notice of, or entered into or become subject to any Order or settlement involving uncompleted, outstanding or unresolved liabilities, compliance obligations, or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, any Hazardous Materials) in respect of the conduct or operation of the Hawaii Business (including any real property used in the Hawaii Business), the ownership or use of the Transferred Assets and (d) neither Horizon nor any of its Subsidiaries are parties to any indemnification or other agreements or Contracts pursuant to which Horizon or any of its Subsidiaries have assumed material liabilities or obligations relating to Environmental Laws in respect of the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets. This Section 3.11 constitutes the sole and exclusive representation and warranty of Horizon regarding Environmental Laws or relating to Hazardous Materials.

Section 3.12 Property.

(a) Section 3.12(a) of the Horizon Disclosure Schedule sets forth a true, complete and correct list of all real property leased or subleased or otherwise used or occupied in the conduct of the Hawaii Business (the “Hawaii Leased Property”). Except as set forth on Section 3.12(a) of the Horizon Disclosure Schedule, Horizon or a Subsidiary of Horizon has valid leasehold interests in or rights to use all of the Hawaii Leased Property, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances). Neither Horizon nor any of its Subsidiaries owns any real property that is used in the conduct of the Hawaii Business.

(b) Horizon has made available to Pasha true, complete and correct lists of (i) all containers (including all other cargo carrying units such as flat racks, reefers, platforms, open tops, etc.), chassis and gen sets owned or leased by Horizon or any of its Subsidiaries as of July 22, 2014 and (ii) all other personal properties, assets and equipment owned or leased by Horizon or any of its Subsidiaries as of July 22, 2014 with a book value in excess of $25,000 or under any Contract by Horizon or any of its Subsidiaries that requires annual payments in excess of $25,000. Horizon or one of its Subsidiaries has good and valid title to all of the personal properties and assets, tangible or intangible (excluding Intellectual Property), that they purport to own, and valid leasehold interests in all of the material personal properties and assets that they purport to lease, in each case to the extent such personal properties and assets constitute Transferred Assets, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances), except for any failure to have such title or leasehold interest that would not, individually or in the aggregate, materially interfere with Horizon’s current or contemplated use, utility or value of the applicable properties or assets or otherwise materially interfere with Horizon’s present or contemplated operation of the Hawaii Business. The representations and warranties in this Section 3.12(b) do not apply to the Hawaii Vessels, which are covered in Section 3.16(b).

(c) Subject to (x) the Bankruptcy and Equity Exception and (y) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property, all leases under which Horizon or any of its Subsidiaries lease any Hawaii Leased Property or material personal properties and assets to the extent used in the conduct of the Hawaii Business are valid and in full force and effect against Horizon or any of its Subsidiaries and, to Horizon’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to Horizon’s Knowledge, under any of such leases, any existing default by Horizon or any of its Subsidiaries or any facts or circumstances existing which, with notice or lapse of time or both, would become a default by Horizon or any of its Subsidiaries that would, individually or in the aggregate, materially interfere with Horizon’s current or contemplated use, utility or value of the applicable real property, personal properties or assets or otherwise materially interfere with Horizon’s present or contemplated operation of the Hawaii Business.

Section 3.13 Contracts.

(a) Except for this Agreement, any Horizon Plan or as set forth in Section 3.13(a) of the Horizon Disclosure Schedule, as of the date of this Agreement, neither Horizon nor any of its Subsidiaries is a party to or expressly bound by, and none of their respective properties or assets is subject to, any Contract relating to, arising from or otherwise involving or affecting the Hawaii Business that:

(i) is (x) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) of Horizon or (y) a Contract attached as an exhibit to a Current Report on Form 8-K filed by Horizon with the SEC under which Horizon or any of its Subsidiaries still has any material rights or obligations;

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement;

(iii) is (x) an indenture, credit agreement, loan agreement, security agreement, guarantee, credit enhancement, note, mortgage or other Contract providing for or securing Indebtedness (other than capital lease obligations) of Horizon or any of its Subsidiaries (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000 or (y) a capital lease obligation in excess of $1,000,000;

(iv) is (x) an Inbound License Agreement, (y) an Outbound License Agreement or (z) a Technology Agreement;

(v) is a settlement, conciliation or similar Contract with any Governmental Authority which (x) would require Horizon or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement or (y) would otherwise limit the operation of Horizon (or, following the consummation of the Transactions, Pasha or any of its Affiliates) in any material respect after the Closing;

(vi) limits the ability of Horizon or any of its Subsidiaries (or which, following the consummation of the Transactions, would restrict the ability of Pasha or any of its Affiliates) (x) to engage in any line of business, to compete with any Person or operate at any geographic location, or to sell or supply any service (including any non-compete, exclusivity or “most-favored nation” provisions), or (y) to purchase or acquire an ownership interest in any other entity, or includes a covenant not to sue a third party, except, in the case of (x) and (y), for any such Contract that may be canceled without penalty or other liability of Horizon upon notice of ninety (90) days or less;

(vii) is a Contract under which Horizon or any of its Subsidiaries is (w) a lessee of real property, (x) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (y) a lessor of real property or (z) a lessor of any tangible personal property owned by Horizon or any of its Subsidiaries, in each case of (w), (x), (y) and (z), which requires future payments in excess of $100,000 per annum;

(viii) involves any directors, executive officers (as such term is defined in the Exchange Act) or five-percent (5%) stockholders of Horizon or, to the Knowledge of Horizon, any of its Affiliates (other than Horizon) or immediate family members of any of the foregoing;

(ix) is a consulting agreement requiring Horizon or any of its Subsidiaries to pay consideration of more than $1,000,000 per annum or a collective bargaining agreement;

(x) provides for (x) “earn-outs” or similar contingent payment obligations Horizon or any of its Subsidiaries or (y) continuing indemnification obligations outside the ordinary course consistent with past practice by Horizon or any of its Subsidiaries, in each case of (x) and (y) other than any such Contract with respect to which there are no further obligations of more than $100,000 under such provisions;

(xi) was entered into after January 1, 2012, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person or any assets or properties with a value of more than $100,000, excluding acquisitions or dispositions of equipment or other personal assets (other than any vessels) in the ordinary course consistent with past practice;

(xii) (x) contains a standstill or similar provision pursuant to which Horizon or any of its Subsidiaries has agreed not to acquire assets or securities of a third party, (y) contains any “non-solicitation”, “no hire” or similar provision which restricts Horizon or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such third party’s current or former employees in a manner or to an extent that would materially interfere with the conduct of the Hawaii Business or (z) contains a confidentiality obligation, except for (A) any agreement containing a confidentiality obligation entered into by Horizon or any of its Subsidiaries in the ordinary course of business consistent with past practice and (B) any non-disclosure agreement entered into in connection with a potential sale of Horizon or one or more of its businesses;

(xiii) prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, Horizon or any of its Subsidiaries;

(xiv) involves a grant to any Person of any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy any material assets, rights or properties of Horizon or any of its Subsidiaries;

(xv) would be reasonably expected to involve aggregate payments by Horizon or any of its Subsidiaries, or to Horizon or any of its Subsidiaries, of more than $1,000,000 per annum, other than any bill of lading and any such Contract that may be canceled without penalty or other liability of Horizon upon notice of thirty (30) days or less;

(xvi) involves any obligation to provide equity or debt financing to any Person (other than any Acquired Entity or any of its Subsidiaries), or provide any guarantee or credit enhancement to any Person (other than any Acquired Entity or any of its Subsidiaries) in an amount in excess of $100,000; or

(xvii) with a Governmental Authority, other than (x) any bill of lading or other one-time shipping Contracts or (y) any non-customer Contract for services provided to Horizon in the ordinary course of business consistent with past practice that is not material to the Hawaii Business.

Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Hawaii Material Contract.”

(b) Each Hawaii Material Contract is valid and binding on Horizon and any of its Subsidiaries to the extent Horizon or such Subsidiary is a party thereto, as applicable, and to the Knowledge of Horizon, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Neither Horizon nor any Subsidiary of Horizon is in material breach of or material default under the terms of any Hawaii Material Contract. To the Knowledge of Horizon, no other party to any Hawaii Material Contract is in material breach of or material default under the terms of any

Hawaii Material Contract. No Event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Horizon or any of its Subsidiaries or, to the Knowledge of Horizon, any other party thereto under any such Hawaii Material Contract, nor has Horizon or any of its Subsidiaries received any notice of any such material default, Event or condition.

(c) Horizon has made available to Pasha complete and correct copies of each of the Hawaii Material Contracts in effect as of the date hereof.

(d) Except as set forth on Section 3.13(d) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is a party to or bound by any guarantee, performance bond, bid bond or other similar Contract in any amount relating to the Hawaii Business, the Acquired Entities, the Transferred Assets or the Transferred Liabilities, or guaranteeing any obligation, payment or performance of or by any of the Hawaii Business, the Acquired Entities, the Transferred Assets or the Transferred Liabilities.

Section 3.14 Insurance. Horizon and its Subsidiaries maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the Transferred Assets and the conduct of the Hawaii Business. Section 3.14 of the Horizon Disclosure Schedule sets forth (a) each and every insurance policy and (b) each and every entry into a P&I Club and mutual club. Except as set forth on Section 3.14 of the Horizon Disclosure Schedule, (A) all material insurance policies of Horizon and its Subsidiaries covering the Transferred Assets are in full force and effect, (B) all premiums due with respect to such material insurance policies have been paid, (C) neither the Horizon nor any of its Subsidiaries is in material breach or material default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or material default, or would permit termination or modification of, any such policy, (D) to the Knowledge of Horizon, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (E) neither Horizon nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase with respect thereto (other than expirations or premium increases in the ordinary course of business), nor do the terms of any such policy provide for the cancellation or any premium increase as a result of the consummation of the Transactions.

Section 3.15 U.S. Citizen. Each of Horizon and its Subsidiaries that owns and/or operates any Hawaii Vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any Hawaii Vessels in the U.S. Coastwise Trade, a U.S. Citizen. Hawaii LLC is a U.S. Citizen.

Section 3.16 Hawaii Vessels.

(a) Section 3.16(a) of the Horizon Disclosure Schedule sets forth (except as may be noted on such section of the Horizon Disclosure Schedule) a true, correct and complete list of all of the Hawaii Vessels (all of which are documented under the U.S. flag), including with respect to each Hawaii Vessel (i) its name, (ii) its official number, (iii) its International Maritime Organization (IMO) number and (iv) its owner.

(b) As of the date hereof, Horizon Lines, LLC has good, valid and marketable title to each Hawaii Vessel, free and clear of all Encumbrances and Liens, other than Liens securing the Notes and the Horizon Credit Facilities and Permitted Maritime Liens. Upon the Closing, Hawaii LLC, or its Subsidiaries, as applicable, will have good, valid and marketable title to each Hawaii Vessel, free and clear of all Encumbrances and Liens, other than (i) unrecorded Permitted Maritime Liens and (ii) Liens and Encumbrances created by Pasha’s or any of its Affiliate’s acts or omissions (including those created in connection with any of Pasha’s financing arrangements). Neither Horizon nor any of its Subsidiaries has agreed to “scrap” or sell any Hawaii Vessels.

(c) The Hawaii Vessels (i) were built in the United States, (ii) are eligible for use in the U.S. Coastwise Trade, (iii) are documented as U.S.-flag vessels and their Certificates of Documentation have coastwise endorsements and are valid and unexpired and (iv) have never (x) been owned by or sold to any Person, or demise or sub-demise chartered or leased to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the Laws of a foreign country or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.

(d) Horizon or Horizon Lines, LLC maintains valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act and valid California Department of Fish and Game Certificates issued by the State of California for its Hawaii Vessels, in each case, to the extent that such certificates are required by applicable Law in the course of the operation of any such Hawaii Vessels. All classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications for the Hawaii Vessels are on board the Hawaii Vessels or in Horizon’s possession for the Hawaii Vessels and, if the latter, they shall be provided to Pasha prior to the Closing.

(e) None of the Hawaii Vessels is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). Section 3.16(e) of the Horizon Disclosure Schedule lists those Hawaii Vessels that are subject to the restrictions of the Capital Construction Fund Program established under Chapter 535 of Title 46 of the United States Code (or its predecessor). Such restrictions do not restrict the use of the Hawaii Vessels by Horizon or its Subsidiaries in its business as presently conducted.

(f) Horizon has made available to Pasha the Survey Status Report prepared by the American Bureau of Shipping (the “ABS Report”) on each Hawaii Vessel as of a date no earlier than ten (10) days prior to the date of this Agreement. Except as set forth in Section 3.16(f) of the Horizon Disclosure Schedule, each Hawaii Vessel (i) has no material defects, (ii) is in all material respects in good operating condition and repair (ordinary wear and tear excepted), (iii) has in all material respects been reasonably maintained consistent with standards generally followed in the industry and required by the classification society and applicable Law (ordinary wear and tear excepted), (iv) is adequate and suitable for its present uses in all material respects and is in a seaworthy condition and (v) is in class with its classification society, free of all outstanding conditions and recommendations, except for any outstanding conditions and recommendations set forth in the ABS Reports made available by Horizon to Pasha prior to the date of this Agreement.

Section 3.17 Ownership. Horizon is the legal, beneficial and record owner of, and has good and valid title to, all of the HSI Shares, and Horizon Lines, LLC is the legal, beneficial and record owner of, and has good and valid title to, all of the Hawaii LLC Units and the Sea-Logix Units, in each case free and clear of any Liens and Encumbrances, except restrictions on transfer under applicable securities Laws. Upon consummation of the Transactions, Horizon will, or will cause Horizon Lines, LLC to, convey to Pasha good and valid title to all of the HSI Shares, the Hawaii LLC Units and the Sea-Logix Units, free and clear of all Liens and Encumbrances, except (i) restrictions under applicable securities Laws and (ii) Liens and Encumbrances created by Pasha’s or any of its Affiliate’s acts or omissions (including those created in connection with any of Pasha’s financing arrangements).

Section 3.18 Title to Contributed Assets. Subject to Section 3.16(b), upon the Closing, Hawaii LLC or one of its Subsidiaries will have good and valid title to, leasehold interest in or right to use all of the Contributed Assets (other than those Contributed Assets that are to be assigned, conveyed or transferred to Hawaii LLC or one of its Subsidiaries after the Closing pursuant to Section 2.6), free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances and those arising pursuant to this Agreement (including those created in connection with any of Pasha’s financing arrangements).

Section 3.19 Financial Statements; No Undisclosed Liabilities.

(a) As of their respective effective dates (in the case of the Horizon SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Horizon SEC Documents), or in the case of amendments thereto, as of the filing date of the last such amendment, the Horizon SEC Documents complied in all material respects with applicable Law, including the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations promulgated thereunder, applicable to such Horizon SEC Documents, and none of the Horizon SEC Documents as of such respective dates (or, if amended through the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, in respect of the Hawaii Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Section 3.19(b) of the Horizon Disclosure Schedule contains a true, correct and complete copy of (i) the unaudited balance sheets and statements of income of the Hawaii Business for the quarterly period ending July 20, 2014 (collectively, the “Interim Financial Statements”) and (ii) the unaudited balance sheets and statements of income of the Hawaii Business for the year ended December 22, 2013 (collectively, the “Year-End Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements (i) have been prepared in a manner consistent with the books and records of the Horizon and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except for the absence of notes to the Financial Statements) consistently applied throughout the periods indicated, and (iii) present fairly in all material respects the consolidated financial condition and results of operations of the Hawaii Business as of the times and for the periods referred to therein. Since December 22, 2013 (the “Balance Sheet Date”), Horizon has not made any change in the accounting practices or policies applied in the preparation of the consolidated financial statements, except as required by GAAP, SEC rule or applicable Law. The books and records of Horizon and its Subsidiaries to the extent relating to the Hawaii Business have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) Section 3.19(c) of the Horizon Disclosure Schedule sets forth the Indebtedness (excluding any Indebtedness contemplated by clause (f) of the definition of Indebtedness) of the Acquired Entities as of the date of this Agreement.

(d) None of the Acquired Entities has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet for the Hawaii Business prepared in accordance with GAAP, except for liabilities (i) accrued or reserved against on the balance sheet included in the Financial Statements or disclosed in the notes thereto, (ii) incurred after June 22, 2014 in the ordinary course of business consistent with past practice that do not constitute Indebtedness and are not, individually or in the aggregate, material in amount to the Hawaii Business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) as set forth on Section 3.19(d) of the Horizon Disclosure Schedule, or (v) which would not, individually or in the aggregate, be material to the Hawaii Business.

(e) Neither Horizon nor any of its Subsidiaries (including the Acquired Entities) is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Horizon and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Hawaii Business in Horizon’s or such Subsidiary’s published financial statements or other Horizon SEC Documents.

Section 3.20 Intellectual Property.

(a) All Intellectual Property listed on Schedule 2.1(q) is subsisting and, to the Knowledge of Horizon, valid and enforceable.

(b) To the Knowledge of Horizon, the conduct of the Hawaii Business as currently conducted, and the provision of any products or services by the Acquired Entities, have not, since January 1, 2012, infringed or otherwise violated, and is not infringing or otherwise violating any Person’s Intellectual Property. There is no claim of such infringement or other violation of any Person’s Intellectual Property currently pending or, to the Knowledge of Horizon, threatened, against Horizon or any of its Subsidiaries. To the Knowledge of Horizon,

no Person is currently infringing or otherwise violating any Intellectual Property listed on Schedule 2.1(q) in any material respect. No claims of infringement or other violation of the Intellectual Property listed on Schedule 2.1(q) are currently pending or threatened in writing against any Person by Horizon or any of its Subsidiaries.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other material and adverse modification to, any material Intellectual Property listed on Schedule 2.1(q) or (ii) give rise to any right of any counterparty to adversely modify any of Horizon’s or any of its Subsidiaries’ rights or obligations under any material Inbound License Agreement or material Outbound License Agreement in any material respect.

Section 3.21 Brokers and Other Advisors. Except for Goldman, Sachs & Co., the fees of which will be paid by Horizon, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Horizon or any of its Subsidiaries.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly made by Horizon in this Article III, neither Horizon nor any other Person makes any other representation or warranty, express or implied, with respect to Horizon or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Pasha or any of its Affiliates or Representatives of any documentation, business plan, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PASHA

Each of Pasha Parent and Pasha Sub, jointly and severally, represents and warrants to Horizon:

Section 4.1 Organization, Standing and Corporate Power. Pasha Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Pasha Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing would not have a Pasha Material Adverse Effect. Pasha Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite limited liability company power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Pasha Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Pasha Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Pasha Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Pasha Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Pasha Parent and Pasha Sub under this Agreement, and the consummation by Pasha Parent and Pasha Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Pasha Parent and limited liability company action by Pasha Sub (including by the board of directors of Pasha Parent and the board of directors of Pasha Sub) and no other corporate action on the part of Pasha Parent or limited liability company action on the part of Pasha Sub is necessary to authorize the execution and delivery of and performance by Pasha Parent and Pasha Sub under this Agreement and the consummation by Pasha Parent and Pasha Sub of the Transactions. This Agreement has been duly executed and delivered by Pasha Parent and Pasha Sub and, assuming due authorization, execution and delivery hereof by Horizon and Hawaii LLC, constitutes a legal, valid and binding obligation of each of Pasha Parent and Pasha Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Pasha Parent and Pasha Sub, nor the consummation by Pasha Parent or Pasha Sub of the Transactions, nor compliance by Pasha Parent or Pasha Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation and bylaws of Pasha Parent or organizational documents of Pasha Sub, in each case, as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Pasha Parent or Pasha Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, require any consent of any Person pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Pasha Parent or Pasha Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for any filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Pasha Parent or Pasha Sub and the consummation by Pasha Parent and Pasha Sub of the Transactions, other than as would not be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for AMA Capital Partners, the fees of which will be paid by Pasha Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Pasha Parent or Pasha Sub or any of their respective Subsidiaries.

Section 4.5 Legal Proceedings. There is no pending or, to the Knowledge of Pasha, threatened, Action against Pasha Parent or Pasha Sub or any of their respective Subsidiaries, nor is there any Order imposed upon Pasha Parent or Pasha Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.6 No Vote of Pasha Stockholders. No vote of the stockholders of Pasha Parent or the holders of any other securities of Pasha Parent (equity or otherwise) is required by any applicable Law or the articles of incorporation or bylaws of Pasha Parent in order for Pasha Parent or Pasha Sub to consummate the Transactions.

Section 4.7 Investment Purpose. Pasha will be purchasing the Purchased Interests for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable federal or state securities Laws. Pasha acknowledges that the sale of the Purchased Interests hereunder has not been registered under the Securities Act or any state securities Laws, and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.

Section 4.8 U.S. Citizen. Each of Pasha Parent and Pasha Sub is a U.S. Citizen.

Section 4.9 Opinion of Financial Advisor. The board of directors of Pasha Parent has received the opinion of AMA Securities Inc., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the consideration to be paid by Pasha in connection with the Transaction is fair, from a financial point of view, to Pasha. Pasha will make available to Horizon and Matson a correct and complete copy of the form of such opinion solely for informational purposes.

Section 4.10 No Other Agreements. As of the date of this Agreement, neither Pasha nor any of its Subsidiaries is a party to or bound by any Contract related to the Transactions with Matson or any of its Subsidiaries.

Section 4.11 Investigation and Reliance; No Other Representations or Warranties.

(a) Pasha is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, and the transactions contemplated hereby, which investigation, review and analysis were conducted by Pasha together with expert advisors, including legal counsel, that it has engaged for such purpose. Pasha acknowledges that, to the Knowledge of Pasha, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Horizon and its Subsidiaries relating to the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, which Pasha and its Representatives have desired or requested to review, and that Pasha and its Representatives have had an opportunity to meet with the management of Horizon and to discuss the business and assets of the Acquired Hawaii Business, including the Acquired Entities, the Transferred Assets, the Transferred Liabilities, and Purchased Interests.

(b) Pasha acknowledges that neither Horizon nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any due diligence materials made available in the data room, in connection with management presentations, or in other form in connection with the transactions contemplated by this Agreement) regarding the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, furnished or made available to Pasha and its Representatives, except as expressly set forth in this Article III, and neither Horizon, its Affiliates or any of their respective Representatives, nor any other Person shall be subject to any liability to Pasha or any other Person resulting from Horizon’s making available to Pasha, or Pasha’s use of, such information. Pasha has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Horizon, any of its Affiliates or any of their respective Representatives, except as expressly set forth in Article III, all of which terminate at the Closing. Pasha acknowledges and agrees that the representations and warranties in Article III are the result of arm’s length negotiations between sophisticated parties and such representations and warranties are made, and Pasha is relying on such representations and warranties, solely for the purposes of Section 7.2(a) hereof and acknowledges that the representations and warranties in Article III expire at the Closing. Without limiting the foregoing, neither Horizon, its Affiliates or any of their respective Representatives, nor any other Person makes any representation or warranty regarding any estimates, projections, forecasts and other forward-looking information, as well as any forward-looking business plan information, regarding the business and assets of the Acquired Hawaii Business, including the Acquired Entities, the Transferred Assets, the Transferred Liabilities and the Purchased Interests. Pasha, on its behalf and on behalf of its Affiliates and its and their Representatives, acknowledges that Pasha and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, other forward-looking information and forward-looking business plan information furnished to them by Horizon and its Representatives (including the reasonableness of the underlying assumptions), and expressly waives any and all claims relating to such estimates, projections, forecasts and other forward looking statements, and such business plans. Pasha has no Knowledge or reason to believe that any of the representations or warranties made by Horizon are untrue, incomplete or inaccurate as of the date hereof.

ARTICLE V

[Intentionally Omitted]

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) Except as contemplated or expressly permitted by this Agreement (including the Step Plan), as required by applicable Law or as contemplated by Schedule 6.1, during the period from the date of this Agreement until the Closing, unless Pasha otherwise consents in writing, Horizon shall, and shall cause its Subsidiaries to, (1) conduct the Hawaii Business in all material respects in the ordinary course of business consistent with past practice and (2) use reasonable best efforts to preserve intact the Hawaii Business, maintain the Hawaii Business Permits, preserve the Transferred Assets in reasonably good repair and condition and preserve satisfactory relationships with Governmental Authorities, employees, vendors, suppliers, contractors and customers and other Persons with which Horizon or its Subsidiaries have material business dealings with respect to the Hawaii Business. With respect to the Hawaii Vessels this shall include, subject to the terms of this Agreement, using reasonable best efforts prior to the Closing Date to (x) implement, conduct and pay for Horizon’s life extension program for the Hawaii Vessels, including, if applicable, ballast tank re-coating and cosmetic painting, (y) schedule each required drydocking of the Hawaii Vessels in order that the work required to be performed during such drydocking may be performed and fund all drydocking expenses as contemplated by the Hawaii Budget, and (z) implement and conduct, in accordance with applicable Law, and pay for the Continuous Survey recommendations of the American Bureau of Shipping (the “Classification Society”) with respect to each of the Hawaii Vessels, in each case of (x), (y) and (z), to the extent consistent with the Hawaii Budget; provided that any and all costs and expenses incurred by Horizon or any of its Subsidiaries described in (x), (y) or (z) shall constitute Hawaii Capital Expenditures. Pasha shall be provided with reasonable prior notice of each scheduled drydocking of a Hawaii Vessel and an opportunity to observe such drydocking. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as otherwise explicitly required by this Agreement, from the date of this Agreement until the Closing, unless Pasha otherwise consents in writing (which consent shall not be unreasonably withheld with respect to Sections 6.1(a)(ix) (excluding severance arrangements) and (xii)), Horizon shall not, nor shall Horizon permit any of its Subsidiaries to, take any of the following actions:

(i) issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any capital stock, membership interests or other equity interests of the Acquired Entities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any such capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such capital stock, membership interests or other equity interests;

(ii) redeem, purchase or otherwise acquire any outstanding capital stock, membership interests or other equity interests of the Acquired Entities, or any rights, warranties or options to acquire any such capital stock, membership interests or other equity interests;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any capital stock, membership interests or other equity interests of any Acquired Entity, other than cash dividends paid by any Acquired Entity to Horizon or any wholly owned Subsidiary of the Horizon or (B) adjust, split, combine, subdivide, reclassify or exchange or enter into any similar transaction with respect to any capital stock, membership interests or other equity interests of any Acquired Entity;

(iv) allow any of the Acquired Entities or any of their respective Subsidiaries to incur, assume, guarantee, prepay, replace, renew, extend, refinance, refund or otherwise become liable for any Indebtedness, except for (A) any intercompany Indebtedness that will be terminated pursuant to Section 6.7, (B) borrowings under, or letters of credit issued against, the ABL Facility in the ordinary course of business, and (C) capital leases within the allocation contemplated by the budget for the Hawaii Business set forth in Schedule 6.1(a)(iv) (such budget, the “Hawaii Budget”);

(v) allow any of the Acquired Entities or any of their respective Subsidiaries to make any loans, advances or capital contributions to, or any investments in, any other Person not expressly required by this Agreement (other than (A) loans or advances among any of the Acquired Entities or their Subsidiaries, (B) extensions of trade credit in the ordinary course of business consistent with past practice, or (C) advance of business expenses to employees in the ordinary course of business consistent with past practice);

(vi) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any Transferred Assets or any interest therein, except (A) pursuant to, and in accordance with the present terms of any Contracts in force on the date of this Agreement, (B) for equipment disposals contemplated by the Hawaii Budget, and (C) the non-exclusive license of any Intellectual Property or the disposition of any Intellectual Property in the ordinary course of business;

(vii) make any capital expenditures in respect of the Hawaii Business other than as contemplated by the Hawaii Budget or in the ordinary course of business consistent with past practice;

(viii) allow any of the Acquired Entities or any of their respective Subsidiaries to make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person, except pursuant to Contracts in force on the date of this Agreement in accordance with their present terms;

(ix) increase the compensation, benefits or severance arrangements of any Hawaii Employees, except as required pursuant to applicable Law or the terms of Horizon Plans, any collective bargaining agreement or other employee benefit plans or arrangements in effect on the date of this Agreement;

(x) (A) hire any person to provide services primarily to the Hawaii Business, except, with respect only to positions subordinate to the title of vice president, to fill positions that are open on the date of this Agreement or to fill vacancies that are created after the date of this Agreement, or (B) retain any person to serve as consultant or advisor or independent contractor for the Hawaii Business, except in the ordinary course of business consistent with past practice;

(xi) adopt or amend any Horizon Plan or other employee benefit plans, except as required by Law or in the ordinary course of business consistent with past practice;

(xii) (A) terminate or cancel or waive, release or assign any material rights or claims with respect to any Hawaii Material Contract; (B) make any material modifications or amendments to any Hawaii Material Contract; (C) enter into any Contract that if in effect on the date hereof would be a Hawaii Material Contract, or modify or amend any Contract so that it would become a Hawaii Material Contract, with respect to this clause (C), other than (x) the entry into any Hawaii Contract (other than any Technology Agreement or real property lease) that, if in effect on the date hereof, would be required to be disclosed on Section 3.13(a)(iv) or (vii) of the Horizon Disclosure Schedule, (y) the entry into any Hawaii Contract (excluding any collective bargaining agreement) in the ordinary course of business that, if in effect on the date hereof, would be required to be disclosed on Section 3.13(a)(ix) or (xv) of the Horizon Disclosure Schedule and (z) the entry into any rates, tariff or other Contract with any customer in the ordinary course of business or any amendment or modification to customer Contracts;

(xiii) make or adopt any change to its methods, principles and policies of accounting for the Hawaii Business in effect at December 22, 2013, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xiv) amend any Hawaii Charter Document or any organizational documents of the Acquired Entities’ respective Subsidiaries;

(xv) except as described on Schedule 6.1(a)(xv), solely with respect to any of the Acquired Entities, (A) make any material Tax election outside the ordinary course of business consistent with past practice (or make any election with respect to the Income Tax treatment of any of the Acquired Entities), or change or revoke any material Tax election; (B) adopt or change any material method of Tax accounting; (C) apply for any ruling or benefit with respect to a material amount of Taxes, enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of applicable Law) or any other Contract relating to a material amount of Taxes (or relating to any Taxes incurred following the date hereof) with any Governmental Authority, settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes; (D) file any amended Income Tax or other material Tax Return or take any position on a Tax Return materially inconsistent with a position taken on a Tax Return previously filed unless required by applicable Law; or (E) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to any Income Tax or other material Tax;

(xvi) settle, pay or discharge any pending or threatened Action arising out of or relating to or otherwise in respect of the conduct or operation of the Acquired Hawaii Business, other than any settlement, payment or discharge that constitutes Excluded Liabilities or that involves only the payment of monetary damages not in excess of $100,000 individually or $2,000,000 in the aggregate;

(xvii) grant any Encumbrance or Lien on material Transferred Assets, other than Permitted Encumbrances and Permitted Liens;

(xviii) enter into any Hawaii Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions (including in combination with any other event or circumstance);

(xix) adopt a plan or Contract of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any of the Acquired Entities or any of their respective Subsidiaries (other than as contemplated by this Agreement or the Merger Agreement);

(xx) take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by Horizon or its Affiliates; or

(xxi) agree, resolve, authorize or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Closing, neither Pasha Parent nor any of its Subsidiaries shall take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by Pasha Parent or any of its Subsidiaries of the Transactions; provided, that nothing in this Agreement shall restrict Pasha from engaging and competing in its business or from taking any action in furtherance of competition.

(c) Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Pasha or any of its Subsidiaries, directly or indirectly, the right to control or direct the operations of Horizon or any of its Subsidiaries prior to the Closing and (ii) prior to the Closing, Horizon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(d) Horizon shall promptly deliver to Pasha or its Representatives complete and correct copies of any material amendment, restatement, supplement or other modifications to or waiver of each Hawaii Material Contract entered into after the date hereof. Horizon agrees to promptly notify Pasha Parent upon acquiring Knowledge of any material breach or material default under the terms of any Hawaii Material Contract. The parties agree that any failure by Horizon to provide such copies or to promptly notify Pasha of such breach or default pursuant to this Section 6.1(d) on its own shall be treated only as a breach of Section 3.13(b) or Section 3.13(c) for purposes of Article VII and not a breach of a covenant or obligation in this Section 6.1(d).

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Horizon and Pasha shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with any such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to (A) the receipt of any nonaction, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws (“Antitrust Proceedings”) and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) obtain any other actions or nonactions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a U.S. or non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to (A) make any appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, if necessary, as soon as practicable and in any event within thirty (30) days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or pursuant to any civil investigation demand, subpoena or similar request from the Federal Trade Commission or Department of Justice and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.2 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to cooperate with each other and use its reasonable best efforts to take or cause to be taken all actions consistent with this Section 6.2 as necessary to obtain any other necessary approvals, consents, waivers, permits, authorizations or other actions or nonactions from each Governmental Authority as soon as practicable. For the avoidance of doubt, obligations relating to “reasonable best efforts” and “as soon as practicable” in this Section 6.2 shall mean, among other things, using reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the Department of Justice or Federal Trade Commission in connection with the Transactions (“Second Request”) as soon as practicable, and, in any event, each of Horizon and Pasha shall use reasonable best efforts to substantially comply with a Second Request within seventy-five (75) days from the issuance of the Second Request.

(c) Each of Horizon and Pasha shall keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions. Subject to Pasha’s rights under Section 6.2(e), Pasha and Horizon shall cooperate with each other and consult each other on the strategy and tactics for (x) obtaining any necessary consents or waivers from Governmental Authorities for the Transactions (including Antitrust Clearance) and (y) contesting any objections to or legal proceedings challenging the Transactions (including Antitrust Proceedings). Horizon shall (i) promptly notify Pasha Parent of, and if in writing, furnish Pasha Parent with copies of (or, in the case of oral communications, advise Pasha Parent of the contents of) any communication to Horizon from a Governmental Authority and permit Pasha Parent to review and discuss in advance (and shall fully consider any comments made by Pasha Parent in good faith in relation to) any proposed written communication to a Governmental Authority and (ii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions (excluding those meetings or discussions involving routine or non-substantive matters) without giving Pasha Parent prior notice of such meeting or discussions and unless prohibited by such Governmental Authority, the opportunity to attend and participate, and if Pasha Parent does not attend, report to Pasha Parent promptly thereafter. Subject to Pasha’s rights under Section 6.2(e), Pasha Parent shall (i) promptly notify Horizon of, and if in writing, furnish Horizon with copies of (or, in the case of oral communications, advise Horizon of the contents of), any communication to Pasha from a Governmental Authority concerning the Transactions and permit Horizon to review and discuss in advance (and shall fully consider any comments made by Horizon in good faith in relation to) any proposed written communication to a Governmental Authority concerning the Transactions and (ii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving Horizon prior notice of such meeting or discussions and report to Horizon promptly thereafter. However, each of Pasha and Horizon may designate any nonpublic information provided to any Governmental Authority or any meetings or discussions with any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information.

(d) In furtherance and not in limitation of the foregoing and subject to Pasha’s rights pursuant to the first sentence of Section 6.2(e), Pasha and Horizon shall use reasonable best efforts to contest, litigate and resist any Antitrust Proceedings and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including reasonably pursuing administrative and judicial appeal.

(e) With respect to the foregoing matters and subject to Horizon’s participation and consultation rights under Section 6.2(c), it is agreed that Pasha shall have the exclusive right to determine whether and how long to contest or litigate any Antitrust Proceeding. Pasha shall also determine strategy for and lead all Antitrust Proceedings, and coordinate all activities to the extent pertaining to Antitrust Clearance, including, without limitation, in litigating, if applicable, or otherwise contesting objections to or Antitrust Proceedings challenging the consummation of the Transactions. Horizon and Pasha agree to cooperate with each other and to take such actions as are deemed prudent by Pasha in order to secure needed clearances or consents from any Governmental Authority, including cooperating with Pasha on any remedy deemed prudent by Pasha for purposes of obtaining Antitrust Clearance, and, if applicable, to assist Pasha in litigating or otherwise contesting objections to or Antitrust Proceedings challenging the consummation of the Transactions; provided, however, in no event shall Horizon be obligated to take any action with respect to its businesses, operations, assets or properties that is not conditioned upon the Closing. Pasha shall make all strategic and tactical decisions as to the manner in which to contest or respond to all Antitrust Proceedings; provided, that, subject to applicable Laws and as required by any Governmental Authority, Pasha shall keep Horizon promptly informed of the status of any Antitrust Proceedings, including by promptly furnishing Horizon with copies of all notices or other communications received by Pasha from any Governmental Authority in connection with any Antitrust Proceedings; provided, further, that in no event shall Pasha enter into any agreement with any Governmental Authority to extend any waiting period under Antitrust Laws or to delay or not to consummate the Transactions without Horizon’s prior written consent, which consent shall not be unreasonably withheld.

(f) Horizon shall be solely responsible for the fees and expenses it incurs including the fees and related disbursements of its counsel incurred for purposes of obtaining Antitrust Clearance and the fees and expenses of its counsel in connection with any Antitrust Proceedings. Pasha shall be solely responsible for all other fees and expenses (including any necessary HSR filing fees and all attorneys’ fees of Pasha’s counsel and related disbursements) incurred in connection with the Parties’ efforts to obtain Antitrust Clearance, including those incurred in connection with any Antitrust Proceedings. Pasha shall determine when and whether to retain any economist(s) or other expert(s) and shall be solely responsible for any fees and expenses of such economist(s) or expert(s).

(g) Nothing in this Agreement shall require, or be deemed to require, Pasha to agree to or effect any divestiture, hold separate order, or take any similar action.

Section 6.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release of Horizon and Pasha Parent to be reasonably agreed upon by Horizon and Pasha Parent. Following such initial press release, Horizon and Pasha shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or public statement in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions. Neither party shall issue any press release or joint press release with respect to the execution of this Agreement or the Transactions that includes the name of or any information regarding Matson or the Merger Agreement without the prior written approval of such press release by Matson.

Section 6.4 Access to Information; Confidentiality; Notification of Certain Matters.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, Horizon shall, and shall cause each of its Subsidiaries to, afford Pasha Parent and its Representatives reasonable access during normal business hours to Horizon’s and its Subsidiaries’ officers, employees, agents, properties, books, financial statements, forecasts and other financial data, Tax Returns, Contracts, litigation files and other records to the extent related to or involving the Hawaii Business and Horizon shall furnish promptly such other documents and information concerning its business, personnel, assets, liabilities and properties to the extent related to or involving the Hawaii Business as Pasha Parent and its Representatives may reasonably request; provided, that Pasha Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Horizon and its Subsidiaries; provided, further, that, other than with respect to a customary due diligence investigation by any financing sources or their Representatives, Horizon and its Subsidiaries shall not be obligated to provide such access or information if Horizon determines, in its reasonable judgment after consultation with outside counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information. In addition, notwithstanding anything to the contrary in this Agreement, Horizon shall have no obligation to provide access for, and neither Pasha nor any of its Affiliates or Representatives shall have the right to perform, any sampling or analysis of soil, groundwater, building materials, effluent, indoor air or other environmental media commonly known as Phase II environmental assessment work. The information provided will be subject to the terms of the confidentiality letter agreement, dated as of December 27, 2013, between Pasha Parent and Horizon (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Pasha and Horizon shall not, and Pasha and Horizon shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. Pasha further agrees to destroy, promptly, but in no case later than five (5) Business Days following the Closing Date, all Evaluation Material (as defined in the Confidentiality Agreement) and other information subject to the terms of the Confidentiality Agreement to the extent that it does not pertain to the Hawaii Business without keeping any copies, in whole or part thereof in any medium whatsoever, and, following such destruction, to cause an authorized officer to deliver to Horizon a certificate stating that Pasha has complied with the foregoing. No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Pasha Parent pursuant to this Agreement shall modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) Until the Closing, Horizon and Pasha shall promptly notify each other in writing of (i) any notice or other communication received by such party from any Governmental

Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any other material notice or communication from any Governmental Authority in connection with the Transactions, (iii) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Transactions, or (iv) any Event, fact, change, condition, circumstance or occurrence or nonoccurrence of any Event (A) that (x) with respect to any representation or warranty that is qualified as to materiality, Hawaii Material Adverse Effect or Pasha Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any respect or (y) with respect to any representation or warranty that is not qualified as to materiality, Hawaii Material Adverse Effect or Pasha Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect, or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or Contract (including any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification pursuant to this Section 6.4 or information provided shall modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Without limiting the foregoing, five (5) days prior to the Closing Date, Horizon shall provide Pasha Parent with (x) an updated list setting forth any and all Hawaii Contracts that, as of the date of such supplement, would have been required to be set forth on Section 3.13(a) of the Horizon Disclosure Schedule had the date of this Agreement been the date of such supplement (any such Contract, “New Material Hawaii Contract”), (y) updated Sections 3.2(a) and (b) of the Horizon Disclosure Schedule setting forth such information that, as of the date of such supplement, would have been required to be set forth on Sections 3.2(a) and (b) of the Horizon Disclosure Schedule had the date of this Agreement been the date of such supplement and (z) an updated list setting forth the persons that, as of the date of such supplement, would have been required to be set forth on Part I or Part II of Schedule 6.5(a) had the date of this Agreement been the date of such supplement. Such supplement shall not be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.2 or the compliance by Horizon with any covenant set forth herein (other than this Section 6.4). Each party acknowledges and agrees that the failure to notify the other party of any breach of a representation or warranty pursuant to this Section 6.4 or, in the case of Horizon, the failure to provide any disclosure supplement pursuant to this Section 6.4, on its own shall be treated only as a breach of the applicable representation or warranty for purposes of Article VII and not a breach of a covenant or obligation in this Section 6.4(b).

Section 6.5 Employee Matters.

(a) Immediately prior to the Closing, Horizon shall cause Hawaii LLC to (i) become the employer with respect to each Hawaii Employee then actively performing services as a common-law employee or on a leave of absence (including, without limitation, vacation or sick leave, but excluding only those Hawaii Employees who are both (A) not Represented Hawaii Employees (as defined in Section 6.5(f)) and (B) on short-term disability or long-term disability (any such employee on short-term or long-term disability leave shall be referred to as a

“Disabled Hawaii Employee”)), as of the date of such transfer of employment (other than Hawaii Employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, respectively), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to Hawaii LLC and (ii) assume all obligations and Contracts relating to each Hawaii Employee (other than (A) Hawaii Employees of Sea-Logix or HSI, whose obligations and Contracts shall remain with Sea-Logix or HSI, respectively, (B) any collective bargaining agreement with respect to Represented Hawaii Employees (which collective bargaining agreements are addressed elsewhere in this Agreement and the Step Plan) and (C) the Disabled Hawaii Employees, who shall be transferred after the Closing in accordance with Section 6.5(b)) on the same terms as in effect with respect to such Hawaii Employee immediately prior to such date of transfer of employment (for those Hawaii Employees whose employment is transferred) or the Closing Date (for all other Hawaii Employees). Such employment and/or assumption by Hawaii LLC shall commence upon the Closing, and shall be deemed for all purposes to have occurred with no interruption or break in service. “Hawaii Employees” shall mean: (w) any and all individuals who are, were or prior to the Closing will be (1) a common law employee or a Represented Employee domiciled in California or Hawaii (which includes certain employees who may perform services, in whole or in part, for non-Hawaii tradelanes) or (2) a Represented Employee of MEBA acting as a shore-side port engineer and domiciled in California, Hawaii or Washington; (x) any consultant, independent contractor or other service provider who at any time prior to or as of the Closing Date primarily provides, provided or will provide services with respect to the Hawaii Business, including any Acquired Entity and (y) any employee, consultant, independent contractor or other service provider performing services on board a Hawaii Vessel at any time prior to or as of the Closing Date. To the Knowledge of Horizon, the Hawaii Employees (other than Represented Hawaii Employees and Disabled Hawaii Employees) as of the date hereof are listed on Part I of Schedule 6.5(a) and Disabled Hawaii Employees as of the date hereof are listed on Part II of Schedule 6.5(a). Such schedules shall be updated by Horizon from time to time prior to the Closing in accordance with Section 6.4, but for avoidance of doubt, the inclusion or exclusion of an individual from Schedule 6.5(a) Part I or II shall not determine whether or not such individual is a Hawaii Employee.

(b) Each Disabled Hawaii Employee shall continue to remain an employee of Horizon or one of its Subsidiaries until such time as Horizon, Pasha or Hawaii LLC has been notified that such Disabled Hawaii Employee has obtained a medical release authorizing such Disabled Hawaii Employee to return to work. The retention of such Disabled Hawaii Employees by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement. Notwithstanding the foregoing, Pasha and Hawaii LLC shall be responsible for, shall pay, and shall indemnify Horizon and its Subsidiaries and Affiliates in accordance with Article VIII from and against, any and all cost, expenses, liabilities, Losses, salary, benefits, severance and other amounts associated with any Disabled Hawaii Employee. Pasha Parent shall cause Pasha Sub and/or Hawaii LLC become the employer with respect to, and assume the obligations and Contracts relating to, each Disabled Hawaii Employee on terms that are the same in all material respects to those set forth in Section 6.5(a) (e.g., with base pay at least equal to his or her base rate of pay as in effect immediately prior to such Disabled Hawaii Employee’s disability) within an administratively reasonable period of time after Horizon, Pasha or Hawaii LLC has been notified that such Disabled Hawaii Employee has obtained a medical release authorizing such Disabled Hawaii Employee to return to work.

(c) Notwithstanding any other provision of this Agreement to the contrary, if, within one (1) year following the Closing Date, the employment of any Hawaii Employee is involuntarily terminated by an Acquired Entity, other than for cause, death or disability, Pasha and Hawaii LLC shall provide such Hawaii Employee with severance benefits at levels no less favorable than and pursuant to the terms of Horizon’s current severance policies or, if more favorable, then as required by applicable local Law, or as may be required under the terms of an individual agreement in effect with such Hawaii Employee on the date of this Agreement as provided in Section 6.5(e).

(d) Following the Closing Date, Horizon shall provide health care continuation coverage to all Hawaii Employees (other than Represented Hawaii Employees and Disabled Hawaii Employees) who (i) become eligible to elect such coverage under Section 601 et. seq. of ERISA or other comparable law (“COBRA”) and (ii) timely elect such coverage until the first day of the calendar month following thirty (30) days after the Closing Date. The provision of such COBRA coverage by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement. Notwithstanding the foregoing, Pasha and Hawaii LLC shall be responsible for, shall pay, and shall indemnify Horizon and its Subsidiaries and Affiliates in accordance with Article VIII from and against, any and all cost, expenses, liabilities, Losses, salary, benefits, severance and other amounts associated with such COBRA coverage. Except as set forth in the first sentence of this subsection (d), Pasha and Hawaii LLC shall use commercially reasonable efforts, to the extent permitted by applicable Law, to provide that for all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Pasha and Hawaii LLC providing benefits to any Hawaii Employee after the Closing (including the Horizon Plans) (the “New Plans”), each Hawaii Employee shall be credited with his or her years of service with Horizon and its Subsidiaries and their respective predecessors before the Closing, to the same extent as such Hawaii Employee was entitled, before the Closing, to credit for such service under any similar Horizon Plan in which such Hawaii Employee participated or was eligible to participate immediately prior to the Closing, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Pasha and Hawaii LLC shall use reasonable best efforts to provide that (i) each Hawaii Employee shall be eligible to participate as of the first of the month following thirty (30) days after the Closing Date, without any further waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Horizon Plan in which such Hawaii Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Hawaii Employee, Pasha and Hawaii LLC shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Hawaii Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of Horizon or its Subsidiaries in which such Hawaii Employee participated immediately prior to the Closing. Pasha and Hawaii LLC shall use reasonable best efforts to cause any eligible expenses incurred by any Hawaii Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Hawaii Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Hawaii Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding anything to the contrary contained in this Agreement, Pasha and its Subsidiaries shall provide group health coverage consistent with this Section 6.5 to the Hawaii Employees no later than the first day of the calendar month following thirty (30) days following the Closing Date.

(e) From and after the Closing, Pasha and its Subsidiaries (including Hawaii LLC) shall honor all obligations under the Horizon Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Closing and set forth on Schedule 6.5(e) for the period ending at the Closing and any additional period at or after the Closing during which such Horizon Plan remains in effect, and each of Pasha and Hawaii LLC acknowledges and agrees that the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar term under each such Horizon Plan, arrangement or agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement and subject to the terms of the Step Plan, with respect to each Hawaii Employee who is a Represented Employee (each, a “Represented Hawaii Employee”), each such applicable collective bargaining agreement shall govern such Represented Hawaii Employee’s terms and conditions of employment (including compensation and benefits) for so long as such collective bargaining agreement remains in effect in accordance with, or as otherwise required by, applicable Law. A “Represented Employee” means any employee who is represented by a labor organization, including those whose terms and conditions of employment are covered by a collective bargaining agreement to or by which Horizon or any of its Subsidiaries is a party or bound.

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Horizon Plan, (ii) obligate Pasha or Hawaii LLC to (A) maintain any particular Horizon Plan or other benefit plan, program or arrangement or (B) retain the employment of any particular employee for any specified period of time or (iii) prevent Pasha or Hawaii LLC from amending or terminating any Horizon Plan or any other benefit plan, program or arrangement.

(h) Horizon shall provide all required notice(s) to each employee of Horizon and its Subsidiaries that could be entitled to such notice(s) in accordance with the WARN Act and any similar state Laws related to actions of Horizon and its Subsidiaries prior to the Closing Date or the planned actions of Pasha after the Closing Date.

(i) Horizon shall provide Pasha, no later than five (5) Business Days prior to the Closing, with a schedule by individual recipient of any and all payments to be made under the Company Incentive Plans (as such term is defined in the Merger Agreement) to the Hawaii Employees based on (i) for the quarterly bonus, the actual performance for the Horizon’s then current fiscal quarter through the Closing Date and pro-rated for the number of days worked in the fiscal quarter during which the Closing occurs and (ii) for the full year bonus (without duplication of the amount payable pursuant to the preceding clause (i)), the actual performance for Horizon’s then current fiscal year through the Closing Date and pro-rated for the number of days worked in the fiscal year during which the Closing occurs. For avoidance of doubt, no payments shall be made in connection with or following the Closing under any Company Incentive Plan for performance based on any period of time other than the fiscal quarter during which the Closing occurs. All payments required to be made under the Company Incentive Plans in connection with this Section 6.5(i) shall be made as soon as practicable following the Closing by the Pasha through its payroll processing system.

(j) Nothing in this Section 6.5 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former Hawaii Employee, any participant in any Horizon Plan, or any dependent or beneficiary thereof, or any right to continued employment with Horizon, Pasha, Hawaii LLC or any of their respective Affiliates.

Section 6.6 Financing.

(a) Horizon will provide to Pasha, and will cause its Subsidiaries to provide, at Pasha’s cost and expense as provided in Section 6.6(c), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Pasha that is customary and necessary in connection with arranging, obtaining and syndicating debt financing relating to this Agreement and the Transactions (the “Financing”) and causing the conditions in the definitive agreements contained in any debt commitment letters relating to the Financing to be satisfied (such definitive agreements, together with any such debt commitment letters, the “Financing Agreements”), including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials in connection with the Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Pasha and the Financing Sources as promptly as practicable with customary financial information regarding Horizon and its Subsidiaries, in each case as may be reasonably requested by Pasha to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters and the delivery of reports and consents of Horizon’s independent auditors), (iii) having Horizon designate a member of senior management of Horizon to participate in a reasonable number of presentations (including customary one-on-one meetings), road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing and to cooperate with prospective sources of financing to do their due diligence, (iv) causing Horizon’s independent auditors to cooperate with and assist Pasha in preparing any pro forma financial statements reasonably required by Pasha and to deliver any cold comfort letters as may be reasonably requested by Pasha, (v) subject to any contractual agreements in effect, facilitating the pledging of collateral for the Financing, (vi) assisting Pasha to obtain from Horizon’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Pasha in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (vii) cooperating with the marketing efforts of Pasha and the Financing Sources, (viii) providing such corporate resolutions, certificates and solvency and other documents as may be reasonably requested by Pasha in connection therewith, (ix) entering into and causing Subsidiaries to enter into the Financing Agreements (including credit agreements, notes, guarantees, pledge and security agreements and other documents as may be reasonably requested by Pasha), (x) obtaining opinions of counsel to Horizon and its Subsidiaries and using reasonable best efforts to obtain the assistance of accountants of Horizon to provide consents for the use of their reports in the materials related to the Financing and (xi) at least ten (10) Business Days prior to the Closing Date, providing all customary documentation and other information about Horizon and each of its Subsidiaries as is reasonably requested by the Financing Sources with respect to “know your customer” and anti-money laundering and anti-corruption rules and regulations, including the USA PATRIOT Act. Horizon hereby consents to the use of the Horizon’s logos in connection with the Financing in a form and manner mutually agreed with the Horizon; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Horizon or any of its Subsidiaries or the reputation or goodwill of Horizon or any of its Subsidiaries.

(b) Notwithstanding the requirements of Section 6.6(a), (i) Pasha alone shall be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, Horizon shall provide Pasha with financial and other information relating to Horizon and its Subsidiaries reasonably requested by Pasha to allow Pasha to prepare such pro forma financial information) and any financial projections of Horizon for and after the Closing, (ii) neither Horizon nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Closing, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of Horizon or any of its Subsidiaries, (iv) none of Horizon or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing and (v) nothing herein shall require cooperation or assistance from a Horizon director, officer or employee to the extent such Horizon director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the Pasha.

(c) Pasha will promptly, upon request by Horizon, reimburse Horizon for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees but excluding any allocation of employee time of employees of Horizon or its Subsidiaries and any other fixed overhead costs and expenses of Horizon and its Subsidiaries) incurred by Horizon or any of its Subsidiaries in connection with the cooperation of Horizon and its Subsidiaries contemplated by and performed pursuant to Section 6.6(a). Pasha shall save, defend, indemnify and hold harmless Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives from and against any and all Losses asserted against, sustained, suffered or incurred by any of the foregoing as a result of, arising out of or relating to the arrangement of the Financing (including any action taken in accordance with this Section 6.6) and any information used in connection therewith; provided, however, that the foregoing indemnity will not, as to Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives, apply to Losses to the extent they arise from (i) any information relating to Horizon or any of its Subsidiaries provided in writing by such Person for use in the Financing or (ii) the willful misconduct, bad faith or gross negligence of such Person (“Financing Losses”). If the Closing has occurred, any claim for indemnification pursuant to this Section 6.6(c) shall be made in accordance with and subject to Article VIII (excluding Section 8.3(f)); if the Closing has not occurred or if this Agreement is terminated, any claim for indemnification pursuant to this Section 6.6(c) shall be made in accordance with the procedures and subject to the terms and conditions in Section 8.3, excluding Section 8.3(f)).

(d) All nonpublic or otherwise confidential information regarding Horizon or its Subsidiaries or any of their respective Affiliates obtained by Pasha or its Representatives pursuant to Section 6.6(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Pasha acknowledges and agrees that the obtaining of Financing is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Article VII and compliance with Section 1.3(b).

Section 6.7 Intercompany Arrangements. At the Closing, all then outstanding intercompany receivables, payables, obligations, agreements and contracts between each Acquired Entity, on the one hand, and Horizon or any of its Affiliates (other than each such Acquired Entity), on the other hand, (the “Intercompany Arrangements”), shall be cancelled, released, terminated or otherwise eliminated, at no cost to Horizon, the Acquired Entities, Pasha or their respective Subsidiaries and Affiliates, and in all cases none of Horizon, Pasha, the Acquired Entities or any of their respective Subsidiaries and Affiliates shall have any further liability or obligation in respect of any such Intercompany Arrangements; provided that Intercompany Arrangements shall not include, and nothing in this Section 6.7 shall modify any of the covenants, agreements, obligations or liabilities of Pasha Parent, Pasha Sub, the Acquired Entities or Horizon as set forth in, this Agreement, the Hawaii Assignment and Assumption Agreement, the Sea-Logix Assignment and Assumption Agreement, or any other Contract or obligation contemplated hereby or thereby and/or the Transition Services Agreement.

Section 6.8 Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain on, or as soon as possible after, the Closing Date the release of Horizon, its Subsidiaries and their Affiliates that are a party to any guarantees, performance bonds, bid bonds, letters of credit and other similar Contracts relating to the Hawaii Business, including those listed in Schedule 6.8 (the “Guarantees”). The parties will each bear their own internal and out-of-pocket costs and expenses incurred in connection with obtaining any such release; provided that Pasha and Hawaii LLC, on the one hand, and Horizon, on the other hand, shall each bear and pay fifty percent (50%) of any fees, penalties, concessions or other consideration that is required to be paid to the counterparties to such Guarantees in order to obtain any such release (“Release Fees”). Notwithstanding the foregoing, Release Fees shall not include the cost of any replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement, or any obligations, payments, fees, expenses or costs arising from or related to the replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement (“Guarantee Fees”), and Pasha and Hawaii LLC shall bear and pay one hundred percent (100%) of any such Guarantee Fees for any replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement relating to the Hawaii Business.

Section 6.9 Use of Names. Other than as provided in this Section 6.9, Horizon is not conveying ownership rights or granting Pasha, Hawaii LLC or any of their respective Affiliates a license to use any of the trade names, trademarks, service marks, logos or domain names of Horizon or any of its Affiliates (including the name “Horizon Lines” or any trade name, trademark, service mark, logo or domain name incorporating the name “Horizon Lines”) and, after the Closing, neither Pasha nor Hawaii LLC shall use, or permit any its Affiliates to use, in any manner the names or marks of Horizon or any of its Affiliates or any word that is similar in sound or appearance to such names or marks. Horizon shall permit Pasha and Hawaii LLC, and any of their respective Affiliates, to use any of the trade names, trademarks, service marks, or logos of Horizon or any of its Affiliates (including the name “Horizon Lines” or any trade name, trademark, service mark, logo or domain name incorporating the name “Horizon Lines”) in any form used immediately prior to the Closing temporarily (but in no case for longer than five (5) years following the Closing) until such time as Pasha and Hawaii LLC can eliminate the use of such trade names, trademarks, service marks and logos from the assets of the Acquired Entities.

Section 6.10 Refunds and Remittances; Insurance.

(a) After the Closing, if Horizon or any of its Subsidiaries or Affiliates receive payment of any Hawaii Receivable or any refund or other amount that is a Contributed Asset or is otherwise properly due and owing to Pasha, the Acquired Entities or their respective Subsidiaries or Affiliates in accordance with the terms of this Agreement, Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, such amounts to Pasha.

(b) After the Closing, if Pasha, any of the Acquired Entities or any of their respective Subsidiaries or Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Horizon or any of its Subsidiaries or Affiliates in accordance with the terms of this Agreement, Pasha, such Acquired Entity, such Subsidiary or such Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, such amounts to Horizon.

(c) After the Closing, if Horizon or any of its Subsidiaries or Affiliates actually receive any insurance proceeds in respect of an Out of Class Defect, which proceeds were not taken into account in determining the Closing Excess Out of Class Defect Cost and which would have, had such proceeds been received prior to determination of the Closing Excess Out of Class Defect Cost, reduced the amount of Closing Excess Out of Class Defect Cost, then Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, to Pasha an amount equal to the amount by which the Closing Excess Out of Class Defect Cost would have been reduced had such proceeds been received prior to determination of the Closing Excess Out of Class Defect Cost.

(d) After the Closing, if Horizon or any of its Subsidiaries or Affiliates actually receive any insurance proceeds in respect of any Non-Ordinary Course Expenses and Liabilities, which proceeds were not taken into account in determining the Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary Course Expenses and Liabilities and which would have, had such proceeds been received prior to determination of the Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary

Course Expenses and Liabilities, reduced the amount of Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary Course Expenses and Liabilities, then Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, to Pasha an amount equal (i) the amount by which the Closing Non-Ordinary Course Expenses and Liabilities would have been reduced had such proceeds been received prior to determination of the Closing Non-Ordinary Course Expenses and Liabilities, minus (ii) the amount by which the Closing Retained Non-Ordinary Course Expenses and Liabilities would have been reduced had such proceeds been received prior to determination of the Closing Retained Non-Ordinary Course Expenses and Liabilities.

(e) On or before the Closing Date, Horizon shall use its reasonable best efforts to seek from each entity (an “Insurer”) that issued an insurance policy or agreement listed on the insurance schedule attached to the Step Plan (“Horizon Insurance Agreements”) a written consent assigning to Pasha, Pasha Sub, Hawaii LLC and the Four Vessel LLCs (as defined in the Step Plan), as their interests appear, all of the rights that a named insured would have under the Horizon Insurance Agreements relating to the Assumed Liabilities, which consent to assignment shall be effective as of the Closing Date (“Written Consent to Assignment”). Horizon agrees it will use reasonable best efforts as set forth in the Step Plan to assist Pasha to seek the delivery of each such Written Consent to Assignment at least fifteen (15) days prior to the Closing Date. Any additional premium (including any costs, taxes, fees or commission associated with such coverage, a “Premium”) charged by any insurer or underwriter to obtain such Written Consents to Assignment shall be paid by Pasha. No Written Consent to Assignment shall have any effect on, limit or reduce the coverage that Horizon and/or its Subsidiaries have under any Horizon Insurance Agreement relating to liabilities that are not Assumed Liabilities. For the avoidance of doubt, in no event shall the refusal by any Insurer to provide any Written Consent to Assignment contemplated by this Section 6.10(e) be deemed a breach by Horizon of its obligations under this Section 6.10(e).

(f) Except as expressly stated in this subparagraph (f), after the Closing, Horizon and/or its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, shall each pay or bear any retention or deductible specifically related to any claim or action each makes that is covered under a Horizon Insurance Agreement. Notwithstanding the preceding sentence, Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, shall share, in the ratio of sixty-six and two-thirds percent (66 2/3%) and thirty-three and one-third per cent (33 1/3%), respectively, (the “Sharing Ratio”) the following: (1) any aggregate retention or deductible (in excess of the event deductible applicable to each claim for coverage made under such Horizon Insurance Agreement) (“AAD Amount”) ;and (2) the amount of any final judgment, order, or decree against any such entity or settlement by such entity in excess of the aggregate policy limits that would otherwise have been covered and paid under a Horizon Insurance Agreement (“EPL Amount”). Within 10 days after the end of each quarter after the Closing Date during which Horizon, any Horizon Subsidiary, Pasha, Pasha Sub and/or Hawaii LLC has paid an AAD Amount or an EPL Amount, such entity shall submit to Aon (“Broker”) the information and supporting documentation to enable the Broker to validate each AAD Amount and EPL Amount paid and to allow the Broker to calculate any amount owed by Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, to the other in order to apply the Sharing Ratio. The Broker shall determine the net amount owing by Horizon and its Subsidiaries, on the one hand, and

Pasha, Pasha Sub and Hawaii LLC, on the other hand, to the other within fifteen (15) days based on the information provided by the 10th day after the end of the quarter. The net amount owing shall be paid within ten (10) days.

(g) After the Closing Date, Horizon and each of Pasha, Pasha Sub and Hawaii LLC agree that (i) any release call and any supplementary call shall be allocated to the vessel to which such call is associated and payment of such call shall be the obligation of the party owning such vessel, and (ii) any Premium adjustment or audit that results in additional Premium on any Horizon Insurance Agreement (including any costs, taxes, fees or commission associated with such Horizon Insurance Agreement) for any period prior to the Closing Date shall be allocated between Horizon, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, in the same proportion to the Hawaii Business as the basis on which the Premium is calculated.

(h) Within fifteen (15) days after the first date upon which the respective obligations of each party to this Agreement to consummate the transactions contemplated herein are satisfied (or waived in writing by Pasha and Horizon, if permissible under applicable Law), Horizon shall use its reasonable best efforts to purchase extended reporting policies for any and all claims made Horizon Insurance Agreements that shall commence on the Closing Date, provide for a six (6) year reporting period and have terms and coverage limits substantially the same as the Horizon Insurance Agreements; provided that Horizon shall have no obligation to purchase such extended reporting policies unless Matson and, if applicable pursuant to the next sentence, Pasha, shall have provided sufficient funds for the purchase of such policies to the Broker. To the extent that any of Pasha, Pasha Sub, Hawaii LLC and the Four Vessel LLCs are named on the extended reporting policies as a named insured as of Closing, the Premiums for the foregoing extended reporting policies shall be paid thirty-three and one-third percent (33 1/3%) by Pasha, Pasha Sub and Hawaii LLC and sixty-six and two-thirds percent (66 2/3%) by Horizon (provided that Matson shall fund Horizon’s payment obligation). The retention or deductible for the foregoing coverage shall be shared between Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, in the manner described in subparagraph (f).

Section 6.11 Bulk Transfer Laws. Each of Pasha and Hawaii LLC hereby waives compliance by Horizon with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the contribution and subsequent sale of the Transferred Assets to Pasha and Hawaii LLC.

Section 6.12 Sea-Logix Assignment and Assumption. Prior to the Closing, Horizon shall transfer out of Sea-Logix in accordance with the terms of the Sea-Logix Assignment and Assumption Agreement (a) those employees of Sea-Logix listed in Schedule 6.12(a), if any (such employees, the “Transferred Sea-Logix Employees”), (b) the assets of Sea-Logix listed on Schedule 6.12(b), if any (such assets, the “Transferred Sea-Logix Assets”), and (c) the liabilities and obligations of Sea-Logix listed in Schedule 6.12(c), if any (such liabilities and obligations, the “Transferred Sea-Logix Liabilities”).

Section 6.13 Hawaii Assignment and Assumption. At the Closing, Horizon and certain of its Subsidiaries and Hawaii LLC shall enter into, execute and deliver the Hawaii Assignment and Assumption Agreement.

Section 6.14 Transition Services Agreement. At the Closing, Horizon, Pasha and Hawaii LLC shall enter into, execute and deliver the Transition Services Agreement, pursuant to which Horizon shall provide certain transition services to Pasha and Hawaii LLC.

Section 6.15 Resignation of Officers and Directors. At the written request of Pasha (which request shall be delivered at least three (3) Business Days prior to the Closing Date), Horizon shall cause any so requested officer and member of the boards of directors or other governing body of each of the Acquired Entities to tender his or her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his or her resignation, Horizon shall take such actions necessary to remove such individuals from such positions.

Section 6.16 Tax Matters.

(a) Section 338(h)(10) Election. Horizon and Pasha agree that, if the Closing occurs, they shall promptly (and in no event after the due date thereof) cause the Form 8023 to be filed, reflecting an election under Section 338(h)(10) of the Code (and comparable elections under state or local law, if applicable) (“Section 338(h)(10) Election”) with respect to the sale and purchase of the stock of HSI. Horizon and Pasha shall also file the accompanying Form 8883 in a manner consistent with Section 2.7.

(b) Tax Treatment of Purchase of Hawaii LLC Units & Sea-Logix Units. The parties agree that, for applicable Income Tax purposes, the purchase of the Hawaii LLC Units and the Sea-Logix Units shall be treated by Pasha as the purchase of the assets owned at Closing by Hawaii LLC and Sea-Logix, respectively, and by Horizon and/or its Affiliates, as applicable, either as a sale of assets (in the case of Sea-Logix) or as a sale of assets or interests in an entity treated as a partnership for applicable Income Tax purposes (in the case of Hawaii LLC).

(c) Indemnity for Taxes.

(i) From and after the Closing, Horizon shall be liable for, and shall indemnify Pasha and its Affiliates against and hold them harmless on an after-Tax basis from, all Losses arising from Pre-Closing Income Taxes, fifty percent (50%) of any Transfer Taxes, and any Taxes incurred by Pasha or any of its Affiliates after the Closing as a result of a breach by Horizon or any Affiliate of Horizon after the Closing of any covenant herein relating to Taxes.

(ii) From and after the Closing, Pasha shall be liable for, and shall indemnify Horizon and its Affiliates against and hold them harmless on an after-Tax basis from, all Losses arising from any Transaction AMT, fifty percent (50%) of any Transfer Taxes, any Excluded Transfer Taxes, any Taxes of any Acquired Entity or with respect to the Contributed Assets or the Acquired Hawaii Business (other than any Pre-Closing Income Taxes and any Taxes incurred by Pasha or any of its Affiliates after the Closing as a result of a breach by Horizon or any Affiliate of Horizon after the Closing of any covenant herein relating to Taxes), and any Taxes incurred by Horizon or any of its Affiliates after the Closing as a result of a breach by Pasha or any Affiliate of Pasha after the Closing of any covenant herein relating to Taxes.

(iii) The party liable for payments pursuant to this Section 6.16(c) shall pay to the party entitled to the payment, as applicable, by wire transfer of immediately available funds, any such payment required to be made under this Section 6.16(c) within ten (10) days after the party entitled to such payment makes demand therefor, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to a Governmental Authority (including as estimated Tax payments).

(d) Transfer Taxes. Pasha and Horizon shall each be responsible for fifty percent (50%) of all Transfer Taxes and Pasha shall be responsible for any Excluded Transfer Taxes, and the parties shall reasonably cooperate to take all commercially reasonable steps to minimize the amount of Transfer Taxes and Excluded Transfer Taxes required to be paid. Other than any determination as to whether a particular Tax Return relating to Transfer Taxes or Excluded Transfer Taxes is required to be filed under applicable Law, which determination, if disputed, shall be made by the Independent Accounting Firm pursuant to Section 6.16(l), Pasha shall (i) prepare all Tax Returns required to be filed with respect to Transfer Taxes and Excluded Transfer Taxes, (ii) deliver a draft of each such Tax Return to Horizon at least thirty (30) days prior to the due date for filing such Tax Return, and (iii) consider in good faith any comments submitted by Horizon to Pasha in writing at least fifteen (15) days before such due date and promptly finalize such Tax Return. Unless otherwise required by applicable Law, Pasha shall file any Tax Return required to be filed with respect to Transfer Taxes or Excluded Transfer Taxes. The non-filing party shall pay its allocable share of the applicable Transfer Tax or Excluded Transfer Tax liability to the filing party at least three (3) days before the due date for filing the applicable Tax Return, and shall join, or, if applicable, shall cause its Affiliate to join, in the execution of the applicable Tax Return. Promptly following any filing in respect of Transfer Taxes or Excluded Transfer Taxes, the filing party shall furnish the other party with a copy of such filing and a copy of a receipt showing payment of any applicable Transfer Taxes or Excluded Transfer Taxes.

(e) Tax Returns.

(i) Income Tax Returns. Horizon shall prepare and timely file, or cause to be prepared and timely filed, in accordance with applicable Laws and, where applicable, past practice all Tax Returns with respect to Income Taxes that are required to be filed with respect to any Acquired Entity for any taxable period ending on or before(or including) the Closing Date, including the consolidated federal and combined or unitary state Tax Returns of Horizon and its Subsidiaries for the taxable year ending on the closing date of the merger under the Merger Agreement which shall reflect any revisions to the calculation of Transaction AMT since the determination of the Further Estimated Transaction AMT. Any Tax Return with respect to Income Taxes for a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date.

(ii) Closing Statement Returns. Pasha shall prepare and timely file, or cause to be prepared and timely filed, in accordance with applicable Laws and, where applicable, past practice, all Closing Statement Returns.

(iii) Applicable Tax Return Review Procedures. The party required to prepare a Tax Return described in clause (i) or (ii) above (the “Preparing Party”) shall deliver to the other party (Pasha or Horizon, respectively) (the “Receiving Party”) a copy of such Tax Return (or, in the case of a Tax Return (other than a Tax Return that reports Transaction AMT) filed on an affiliated, consolidated, combined or unitary basis, a pro forma return limited to the relevant Acquired Entity) at least forty-five (45) days prior to the due date for filing such Tax Return (after giving effect to any applicable extensions); provided, however, that the Preparing Party shall not be required to submit a copy of a Tax Return to the Receiving Party (and the Receiving Party shall have no right to review or comment on such Tax Return) if neither the Receiving Party nor any of its Affiliates is required to sign such Tax Return or has any liability for (or right to any refund of) the Tax that is the subject of such Tax Return (whether under this Agreement, applicable Law or otherwise). The Receiving Party shall have the right to review the Tax Return provided by the Preparing Party, and, within fifteen (15) days after its receipt thereof, the Receiving Party shall notify the Preparing Party in writing of any proposed changes thereto; provided, that, if the Receiving Party does not provide any written changes within such fifteen (15)-day period, the Receiving Party shall (without prejudice to its other rights in this Agreement, including its rights under Section 6.16(c)) be deemed to have agreed to the Tax Return originally provided by the Preparing Party. If the parties do not resolve all disputed items relating to such Tax Return within fifteen (15) days after such Tax Return was provided to the Receiving Party, Section 6.16(l) shall apply. To the extent the Receiving Party or an Affiliate thereof is required to sign and/or file any Tax Return subject to this Section 6.16(e), it shall do so promptly upon such Tax Return becoming final in accordance with this Section 6.16. To the extent the party not filing the applicable Tax Return is liable for any Tax reflected on such Tax Return, such party shall pay its share (if any) of the applicable Tax liability reflected in any such Tax Return under Section 6.16(c) to the other party at least three (3) days before the due date for such Taxes (without prejudice to the paying party’s other rights in this Agreement, including its rights under Section 6.16(c)). For the avoidance of doubt, in the case of a Tax Return that reflects the calculation of Transaction AMT as determined upon or following the filing of the Tax Return for the taxable year including the Closing Date and any audit with respect thereto is different from the Transaction AMT as most recently determined, the parties shall make a payment to each other in order for the net amount of Transaction AMT paid by Pasha (taking into account Estimated Transaction AMT, Further Estimated Transaction AMT and any adjustments with respect thereto) to equal the Transaction AMT as so determined.

(iv) Adjustments. Notwithstanding the foregoing, if the time between the end of the applicable Tax period to which a Tax Return subject to this Section 6.16(e)(iii) relates and the due date thereof is less than sixty (60) days, then (A) in lieu of the forty-five (45)-day period referred to in clause (iii) above, the parties shall use a number of days equal to 2/3 of the number of days between the end of the applicable Tax period and the date the Tax Return is due (without regard to available extensions), rounded to the nearest whole number, and (B) in lieu of the fifteen (15)-day period referred to in clause (iii) above, the parties shall use a number of days equal to 2/3 of the number of days in the period referred to in clause (A), rounded to the nearest whole number.

(f) Tax Contests. If any party receives notice of any audit, examination or other Tax proceeding from a Governmental Authority involving a Tax for which another party may have liability under applicable Laws or hereunder (a “Tax Claim”), the party receiving such notice shall promptly notify the other parties of such Tax Claim; provided, however, that failure to give such prompt notice of a Tax Claim shall relieve the party entitled to receive such prompt notice hereunder from its indemnity obligations under this Section 6.16 only if, and only to the extent that, such failure shall have actually prejudiced such party with respect to such Tax Claim. The party responsible under this Agreement for the Tax to which such Tax Claim relates (and Horizon in the case of a Tax Claim that could affect the amount of Transaction AMT) shall control all proceedings with respect to such Tax Claim; provided, however, that (i) the other party and counsel or other advisors of its own choosing shall have the right to participate fully in all aspects of the prosecution, defense and settlement of such Tax Claim if such party has a good faith basis to conclude that it or an Affiliate thereof faces a realistic possibility of liability (determined without regard to its indemnity rights under this Agreement) with respect thereto or that such Tax Claim could affect the amount of any refund of Taxes to which such party or an Affiliate of such party may be entitled, and (ii) the controlling party shall not settle any such Tax Claim without the prior written consent of the other party to the extent such settlement could adversely affect such other party or an Affiliate thereof, which consent shall not be unreasonably withheld, delayed or conditioned.

(g) FIRPTA Affidavit. On or prior to the Closing Date, each of Horizon and any Affiliate of Horizon that is treated as a transferor for U.S. federal income Tax purposes shall deliver to Pasha a certificate of non-foreign status (in a form reasonably acceptable to Pasha) pursuant to Treasury Regulation Section 1.1445-2(b)(2).

(h) Tax Cooperation. Horizon and Pasha agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any Acquired Entity or the Acquired Hawaii Business (including access to Tax Returns and other books and records) as is reasonably necessary in connection with any Tax matter relating to any Acquired Entity or the Acquired Hawaii Business, including the filing of any Tax Return, the making of any election relating to Taxes (unless prohibited under this Agreement), the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, in each case, relating to any Acquired Entity or the Acquired Hawaii Business. Notwithstanding the foregoing or anything to the contrary in this Agreement, Horizon shall not be required to disclose any Tax Return relating to Income Taxes of Matson and its Subsidiaries (other than any such Tax Return (or the portion thereof) of Horizon and/or any of its Subsidiaries to the extent related solely to the Acquired Hawaii Business or the reporting of Transaction AMT).

(i) Termination of Tax Sharing Agreements. On the Closing Date, all Tax allocation, sharing, indemnity or other similar agreements, arrangements, understandings or practices between (i) any Acquired Entity, on the one hand, and (ii) Horizon or any of its Affiliates (other than any Acquired Entity), on the other hand, shall be terminated effective as of the close of business on the Closing Date and shall have no further effect for any taxable period. Horizon shall take all steps necessary to ensure that each such termination is effective in the manner described above.

(j) Refunds. Any Tax refund and any interest actually received from a Governmental Authority with respect to Taxes for which Horizon is responsible under Section 6.16(c)(i) that is received by Pasha or an Affiliate thereof, and credits in lieu of a cash Tax refund of such Income Taxes, shall be for the account of Horizon. Any Tax refund and any interest actually received from a Governmental Authority with respect to Taxes for which Pasha is responsible under Section 6.16(c)(ii) that is received by Horizon or an Affiliate thereof, and credits in lieu of a cash Tax refund of such Taxes, shall be for the account of Pasha. The party receiving and required to pay over such refund (the “Refund Paying Party”) or credit shall pay over to the party entitled thereto (the “Refund Receiving Party”) any such refund and any interest actually received from the relevant Governmental Authority or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of (i) any reasonable costs associated with obtaining such refund, and (ii) any Taxes incurred in respect of the receipt of such refund or credit by the Refund Paying Party and payment of such refund or credit to the Refund Receiving Party (except that, in the case of a credit, such amount shall be paid when such credit actually reduces the amount of any Tax otherwise required to be paid). If, subsequent to a Governmental Authority’s allowance of a refund or credit, such Governmental Authority reduces or eliminates such refund or credit, such refund or credit (or the relevant portion thereof), plus any interest received thereon, previously forwarded to the Refund Receiving Party under this Section 6.16(j) shall be returned to Refund Paying Party within five (5) Business Days of the date on which the Refund Paying Party is informed of such reduction or elimination. Notwithstanding anything to the contrary set forth in this Agreement, all refunds and credits of Taxes attributable to a reduction in the amount of the alternative minimum Tax liability (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions shall be split equally by Horizon and Pasha, and Horizon shall pay to Pasha any such amounts owing to Pasha in a manner consistent with the provisions of this Section 6.16(j). For the avoidance of doubt, (x) none of Horizon or any of its Affiliates shall be entitled to any refunds or credits of Taxes of any Acquired Entity or with respect to the Contributed Assets or the Acquired Hawaii Business, unless such Taxes were Pre-Closing Income Taxes or were paid by Horizon or any of its Affiliates following the Closing Date and not otherwise reimbursed by Pasha or any of its Affiliates and (y) none of Pasha or any of its Affiliates shall be entitled to any refunds or credits of Pre-Closing Income Taxes, unless such Taxes were paid by Pasha or any of its Affiliates following the Closing Date and not otherwise reimbursed by Horizon or any of its Affiliates.

(k) Indemnification Payments; Adjustments to Purchase Price. Any indemnification payment made pursuant to this Section 6.16 or Article VIII, and any adjustments to the Purchase Price pursuant to Section 1.4, shall be treated as adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(l) Third Party Resolution of Certain Tax Disputes. If pursuant to Section 6.16(e) or Section 6.16(m) a dispute with respect to a Tax Return is to be resolved pursuant to this Section 6.16(l), the dispute shall be submitted to the Independent Accounting Firm using procedures similar to those set forth in Section 1.4(d), provided that the parties shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve any such dispute in time to file the applicable Tax Return on a timely basis. If, during the process of resolving a dispute concerning a Tax Return such Tax Return becomes due (taking into account valid extensions, which shall be obtained if available), then the party required by applicable Law to file such Tax Return (if the Tax Return becomes due, taking into account extensions of time to file, which shall be obtained if available) may file such Tax Return or cause such Tax Return to be filed reflecting any changes that were agreed upon prior to filing; provided, however, that, if as a result of the resolution of the dispute, the Independent Accounting Firm determines that such Tax Return should have been prepared differently, an amended Tax Return shall be prepared and filed accordingly. Nothing herein shall limit a party’s right to indemnification under Section 6.16(c) with respect to any Tax Return that is the subject of this Section 6.16(l). This Section 6.16(l) shall also apply to any dispute concerning whether the Preparing Party is required to file a particular Tax Return, with equitable adjustments to the time periods to reflect the facts surrounding the dispute; provided that, with the exception of such determination, a Tax Return with respect to Transfer Taxes or Excluded Transfer Taxes shall be governed exclusively by Section 6.16(d) above.

(m) Amended Tax Returns. Except as otherwise required by applicable Law, none of Horizon or any of its Affiliates shall file an amended Tax Return with respect to Income Taxes of Horizon and its Subsidiaries for a taxable period ending on or before, or including, the Closing Date and the closing date of the merger under the Merger Agreement without Pasha’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that any dispute regarding the content of such Tax Return and/or whether any such amended Tax Return is required to be filed under applicable Law shall be resolved by the Independent Accounting Firm pursuant to Section 6.16(l). Except as otherwise required by applicable Law, none of Pasha or any of its Affiliates shall file an amended Tax Return with respect to Income Taxes of any Acquired Entity for a taxable period ending on or before, or including, the Closing Date and the closing date of the merger under the Merger Agreement without Horizon’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that any dispute regarding the content of such Tax Return and/or whether any such amended Tax Return is required to be filed under applicable Law shall be resolved by the Independent Accounting Firm pursuant to Section 6.16(l).

(n) Survival. The obligations of the parties set forth in this Section 6.16 shall survive the Closing and shall remain in full force and effect until sixty (60) days after the expiration of all applicable statutes of limitation (including any extensions thereof) for the assessment or collection of Taxes for which indemnification may be claimed under this Section 6.16.

Section 6.17 Other Transactions.

(a) From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, Horizon shall not, and shall cause each of the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any of the Hawaii Business (or any portion thereof), including the properties or assets of the Hawaii Business, other than the transactions contemplated by this Agreement (an

“Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with respect to an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Hawaii Business in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, if Horizon or any of the Acquired Entities or any of their respective Subsidiaries, Affiliates or Representatives shall receive any proposal with respect to any Acquisition Transaction, Horizon shall promptly (but in no event later than twenty-four (24) hours) communicate to Pasha the existence of any such proposal. Notwithstanding anything to the contrary in this Agreement, Horizon, the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives shall be permitted to take any actions otherwise prohibited or limited by this Section 6.17(a) with respect to any Alternative Proposal (as such term is defined in the Merger Agreement) if and solely to the extent such actions are taken in furtherance of permitted activities under Section 5.3 of the Merger Agreement with respect to such Alternative Proposal.

(b) Horizon shall, and shall cause each of the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives to, cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Pasha) conducted heretofore with respect to any Acquisition Transaction. Subject to the last sentence of Section 6.17(a), Horizon agrees, and shall cause each of the Acquired Entities and their respective Subsidiaries to agree, not to release any third party from the confidentiality and standstill provisions of any agreement to which such party or any of their respective Subsidiaries is a party in connection with an Acquisition Transaction.

(c) Nothing contained in this Section 6.17 shall be deemed to prevent or restrict the ability of Horizon to make a Company Adverse Recommendation Change (as defined in the Merger Agreement) in response to a Superior Proposal (as defined in the Merger Agreement) and/or terminate the Merger Agreement pursuant to Section 7.1(d)(ii) thereof subject, in each case, to Horizon’s payment of the Termination Fee to Pasha pursuant to Section 9.4 hereof to the extent required thereby.

Section 6.18 Sales and Transfer Agreement. On or prior to Closing, Horizon shall, and shall cause Hawaii LLC to, enter into written agreements that comply with and satisfy the “Sales and Transfer” provisions of each collective bargaining agreement applicable to the Hawaii Business, which agreements shall commit Hawaii LLC to (a) employ the full complement of union employees currently employed on any sold or transferred vessel or operations, and terminate employees only for just cause, (b) provide employees with wages and benefits at least equal to those they received from Horizon or (c) agree to arbitrate disputes, including any arising from the written agreement.

Section 6.19 Hawaii Vessel Inspection. Within thirty (30) days prior to the Closing, Horizon shall give Pasha the option, at Pasha’s cost and expense, to arrange for an inspection of any or each of the Hawaii Vessels, including a review of each of the Hawaii Vessels’ log books and maintenance records and an underwater inspection of any or each of the Hawaii Vessels by a diver approved by the Classification Society. Horizon shall make the Hawaii Vessels available for such inspection when next in port in accordance with each such vessel’s normal port schedule, which inspection shall be carried out in the presence of the Classification Society surveyor arranged for by Horizon and paid for by Pasha; provided, that Horizon shall have the right to refuse a particular inspection of a Hawaii Vessel if such inspection would reasonably be expected to delay the on-time schedule of the Hawaii Vessel. If any defect or damage is found on a Hawaii Vessel that results in an “Outstanding Recommendation of Class” that requires immediate repair in order for such Hawaii Vessel to continue to trade (an “Out of Class Defect”), then such Out of Class Defect shall be repaired by Horizon, at its cost and expense, to the reasonable satisfaction of the Classification Society.

Section 6.20 Payoff and Lien Release Documents.

(a) Prior to the Closing, Horizon shall use reasonable best efforts to negotiate and seek to obtain the following payoff and lien release documents (such documents, collectively, “Payoff and Lien Release Documents”) (it being understood that Pasha and its Representatives shall be afforded the opportunity to review and comment on the Payoff and Lien Release Documents):

(i) Mortgage Release Documents in recordable form and appropriate documentation releasing all Liens and Encumbrances on the Hawaii Vessels other than unrecorded Permitted Maritime Liens;

(ii) payoff and termination agreement or lien release agreement (in each case, in customary form and substance) from the lenders or their respective representatives with respect to each of the Horizon Credit Facilities, providing for either (x) the release of any Liens and Encumbrances on the Acquired Hawaii Business securing such Horizon Credit Facility and the release and termination of the obligations of any Acquired Entities under their respective guaranties and security documents supporting the repayment of such Horizon Credit Facility, in each case upon consummation of the sale of the Acquired Hawaii Business, or (y) the Payoff Amount for such Horizon Credit Facility, and the termination of such Horizon Credit Facility (except for obligations that by the terms of such Horizon Credit Facility survive such termination), the release of all Liens and Encumbrances securing such Horizon Credit Facility, and the termination and release of the obligations of any Subsidiaries of Horizon under their respective guaranties and security documents supporting the repayment of such Horizon Credit Facility, in each case upon the receipt of Payoff Amount;

(iii) lien release agreements (in each case, in customary form and substance) from the trustee or other representatives of the holders of the Notes, in each case providing for either (x) the release of any Liens and Encumbrances on the Acquired Hawaii Business securing the applicable Notes and the release and termination of the obligations of any Acquired Entities under their respective guaranties and security documents supporting the repayment of such Notes, in each case upon consummation of the sale of the Acquired Hawaii Business, or (y) the release of the Liens and Encumbrances securing the applicable Notes and the release and termination of the obligations of any Subsidiaries of Horizon under their respective guaranties and security documents supporting the repayment of such Notes, in each case upon receipt of payment in full of all debt and other obligations due and owing or accrued under such Notes;

(iv) appropriate documentation releasing any and all other Liens and Encumbrances (other than Permitted Liens and Permitted Encumbrances) on the Transferred Assets, the Acquired Entities and the Purchased Interests (other than the Hawaii Vessels); and

(v) termination amendments with respect to any financing statements filed in connection with such Secured Indebtedness with respect to the Transferred Assets, the Acquired Entities and the Purchased Interests, in each case in customary form and substance.

(b) With respect to the Horizon Credit Facilities that are to be terminated in connection with the Closing, Horizon shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other reasonably necessary actions to facilitate the termination of commitments and the repayment of all outstanding obligations under such Horizon Credit Facility and the release of all Liens and Encumbrances securing the same on the Acquired Hawaii Business; provided that in no event shall Horizon or any of its Subsidiaries be required to cause such termination or release unless the Closing shall occur concurrently therewith and Horizon or its Subsidiaries have received funds from Matson and Pasha to pay in full the Payoff Amount. On the Closing Date, Horizon shall and shall cause its Subsidiaries to, upon receipt from Matson and Pasha of funds to pay in full the Payoff Amount, apply such amounts to the payment of the Horizon Credit Facilities in accordance with the terms of the payoff letters referred to in Section 6.20(a)(ii)(y) above.

(c) Prior to the Closing, Horizon and Pasha shall engage Marine Documentation, Inc. or a similar service company as escrow agent for the purpose of facilitating the filing and recordation of Mortgage Release Documents, other appropriate documentation releasing any recorded Permitted Maritime Liens and any and all Hawaii Vessel title transfer documentation (such service company, the “Mortgage Release Escrow Agent”). Horizon and Pasha will use reasonable best efforts to cause the trustees, administrative agents, collateral agents and any other lienholders (as applicable) for the Secured Indebtedness and any recorded Permitted Maritime Liens to enter into escrow arrangements with the Mortgage Release Escrow Agent prior to the Closing so that the Mortgage Release Documents and documentation releasing any recorded Permitted Maritime Liens, as applicable, may be placed in escrow with the Mortgage Release Escrow Agent at or prior to the Closing.

Section 6.21 Treatment of Existing Notes. As part of the Transactions and the transactions contemplated by the Merger Agreement, Horizon shall call for the redemption of all outstanding First Lien Notes and Second Lien Notes on the Closing Date pursuant to the terms of the applicable Note Documents. In anticipation thereof, Horizon shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other reasonably necessary actions to facilitate the redemption, defeasance or payoff of all First Lien Notes and Second Lien Notes, the payment of all outstanding and unpaid principal, interest, premiums, penalties, attorneys’ fees and other costs and expenses owed under the applicable Note Documents (collectively, the “Notes Payoff Amount”), and the release of all Liens and

Encumbrances on the Acquired Hawaii Business securing such Notes, in each case to occur on the Closing Date; provided, that in no event shall Horizon or any of its Subsidiaries be required to cause such redemption, defeasance and payment or release unless the Closing shall occur concurrently therewith and Horizon or its Subsidiaries shall have received funds from Matson and Pasha to pay in full the Notes Payoff Amount. Without limiting the generality of the foregoing, Horizon shall notify the trustees under the First Lien Notes and the Second Lien Notes not later than forty (40) days prior to the anticipated Closing Date of its intention to exercise its optional redemption rights pursuant to the applicable Note Documents and deliver to Pasha not later than thirty-five (35) days prior to the Closing Date copies of such notices. As part of the Transactions, Horizon shall take all actions necessary under the Convertible Notes Indenture for the release of all Liens and Encumbrances securing the same on the Acquired Hawaii Business, including, without limitation, obtaining the opinion of counsel required to be delivered by Horizon’s counsel pursuant to Section 16.04 of the Convertible Notes Indenture for the release of Liens and Encumbrances with respect to the Acquired Hawaii Business.

Section 6.22 Implementation of Step Plan. Prior to the Closing, each of Horizon and Pasha shall, and shall cause their respective Subsidiaries and Representatives to, cooperate with each other and use reasonable best efforts to implement the step plan set forth on Schedule 6.23 (as may be amended or modified in accordance with the next sentence, the “Step Plan”). Each of Horizon and Pasha shall, to the extent appropriate or desirable in furtherance of the consummation of the Transactions, discuss with each other in good faith and, if mutually agreed, make such changes, amendments or modifications to the Step Plan. Each party shall, and shall cause its Representatives to, prepare the filings, notices and other documentation necessary or desirable to implement the Step Plan that are designated in the Step Plan to be prepared by such party; provided, that each party shall give the other party and its Representatives a reasonable opportunity to review and comment on any such document, and shall consider in good faith and incorporate any comments provided by such other party and its Representatives.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement (other than Pasha’s obligations under Section 9.3) shall be subject to the satisfaction (or waiver in writing by Pasha and Horizon, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. Any waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired (“Antitrust Clearance”).

(b) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Merger. The conditions to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived (to the extent permitted by applicable Law and other than the conditions relating to the consummation of the transactions contemplated by this Agreement and those conditions that by their nature are to be satisfied at the closing of the Subsequent Transactions, but subject to the satisfaction or waiver of those conditions at such time) and Matson and Horizon shall have delivered the Confirmations (as defined in the Merger Agreement).

Section 7.2 Conditions to Obligations of Pasha. The obligations of Pasha to effect the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver in writing by Pasha, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Horizon and Hawaii LLC (i) set forth in Sections 3.2 (Capitalization), 3.5(b) (Absence of Certain Changes), 3.16(b) (Title to Hawaii Vessels) and 3.17 (Ownership) shall be true and correct in all respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all respects as of such earlier date), (ii) set forth in Sections 3.1 (Organization, Standing and Power), 3.3(a) (Authority; Noncontravention) and 3.21 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), and (iv) each of the other representations and warranties of Horizon and Hawaii LLC set forth in Article III shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Hawaii Material Adverse Effect) as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect. Pasha shall have received a certificate signed on behalf of Horizon by an executive officer of Horizon to such effect.

(b) Performance of Obligations of Horizon. Each of Horizon and Hawaii LLC shall have performed in all material respects all of the obligations required to be performed by it under this Agreement, at or prior to the Closing Date, and Pasha shall have received a certificate signed on behalf of Horizon by an executive officer of Horizon to such effect.

(c) Absence of Hawaii Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Hawaii Material Adverse Effect.

(d) Step Plan. The steps that are designated in the Step Plan as “Required At or Prior to Close” and with Horizon as the responsible party shall have been completed in accordance with the Step Plan.

Section 7.3 Conditions to Obligations of Horizon. The obligation of Horizon to effect the transactions contemplated by this Agreement is further subject to the satisfaction (or waiver in writing by Horizon, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Pasha (i) set forth in Sections 4.1 (Organization, Standing and Corporate Power), 4.2(a) (Authority; Noncontravention) and 4.4 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), and (ii) each of the other representations and warranties of Pasha set forth in Article IV shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Pasha Material Adverse Effect) as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Pasha Material Adverse Effect. Horizon shall have received a certificate signed on behalf of Pasha by an executive officer of Pasha to such effect.

(b) Performance of Obligations of Pasha. Pasha shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Horizon shall have received a certificate signed on behalf of Pasha by an executive officer of Pasha to such effect.

Section 7.4 Frustration of Closing Conditions. Neither Horizon nor Pasha may rely on the failure of any condition set forth in Section 7.1, Section 7.2 and Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

Section 7.5 Certain Events. In the event that (x) all of the conditions to Closing set forth in Article VII shall have been satisfied (other than the condition set forth in Section 7.1(c) and the conditions that by their nature are to be satisfied at the Closing) and (y) all of the conditions to the Closing set forth in Article VI of the Merger Agreement have been satisfied (other than the conditions that by their nature are to be satisfied at or immediately prior to the Closing, including the condition contemplated by Section 6.2(d) thereof) except that the condition in Section 6.1(b)(ii) has not been satisfied, Pasha may notify Horizon in writing that (1) it irrevocably waives the closing condition set forth in Section 7.1(c) and (2) it is ready, willing and able to consummate the Transactions (such notice, the “Transaction Notification”). Within thirty (30) days following delivery of the Transaction Notification, Horizon shall elect to, by written notice to Pasha:

(a) waive the condition set forth in Section 7.1(c) immediately, effective upon the delivery of such notice by Horizon, in which case the Closing shall occur pursuant to Section 1.3; or

(b) irrevocably commit to waive the condition set forth in Section 7.1(c) on the date that is forty (40) days prior to the End Date if the closing condition set forth in Section 6.1(b)(ii) of the Merger Agreement has not been satisfied or waived by such date.

If Horizon fails to deliver such written notice to Pasha within thirty (30) days following delivery of the Transaction Notification, Horizon shall be deemed to have made the election in Section 7.5(a). Notwithstanding anything to the contrary contained herein (including Section 9.3), upon the proper delivery of the Transaction Notification following the satisfaction of all of the conditions to Closing set forth in Article VII (other than the condition set forth in Section 7.1(c) and the conditions that by their nature are to be satisfied at the Closing), Pasha shall have no obligation to pay the Antitrust Termination Fee.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Pasha. From and after the Closing Date, each of Pasha and Hawaii LLC, jointly and severally, shall save, defend, indemnify and hold harmless Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives, from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) and Taxes (but only to the extent arising from a non-Tax claim, it being understood that claims for Taxes are addressed in Section 6.16) (hereinafter collectively, “Losses”) asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the following:

(a) the Hawaii Business after the Closing;

(b) the Transferred Assets;

(c) the Transferred Liabilities;

(d) Pasha and Hawaii LLC’s indemnification obligations set forth in, and any Losses described in, Section 2.6, Section 6.5(b) and (d), and Section 6.6(c) of this Agreement;

(e) any withdrawal liability with respect to the pension plans set forth on Schedule 8.1(e) hereto to the extent resulting from any action or inaction by Pasha or Hawaii LLC, or any of their respective Subsidiaries or Affiliates after the Closing;

(f) any Antitrust Proceeding or other Action under Antitrust Laws as a result of, arising out of, or relating to this Agreement or the transactions contemplated hereby, the Hawaii Business or the assets of the Hawaii Business, but only in the event that the closing of the transactions contemplated by the Merger Agreement occurs substantially contemporaneously with the Closing of the transactions contemplated by this Agreement and such indemnity shall cover only monetary Losses; or

(g) any breach of any covenant or agreement by Pasha or any of its Affiliates contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of Pasha or any of its Affiliates) after the Closing.

Section 8.2 Indemnification by Horizon. Horizon shall save, defend, indemnify and hold harmless Pasha, Hawaii LLC, their successors and assigns, and each of their respective Affiliates and Representatives, successors and assigns, from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing, as a result of, arising out of or relating to:

(a) the Excluded Assets;

(b) the Excluded Liabilities;

(c) any stockholder litigation, arbitration, suit, proceeding, action or dispute against Horizon or any of its Affiliates that arises out of or relates to this Agreement and the transactions contemplated hereby or the Merger Agreement and the transactions contemplated thereby (the “Indemnified Litigation”), subject to Section 8.3(f); or

(d) any breach of any covenant or agreement by Horizon or any of its Affiliates contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of Horizon or any of its Affiliates) after the Closing.

Section 8.3 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person (other than the Indemnifying Party or its Affiliates) against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of a Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief, any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.3(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim requiring payment of any amounts without the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) unless it agrees to waive its rights against the Indemnifying Party with respect to that portion of indemnification related to such settled Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party agrees that it has an indemnification obligation or does not notify the Indemnified Party within ten (10) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability promptly to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e) Under no circumstances shall any Indemnified Party be indemnified for any special, consequential, punitive, indirect or exemplary damages (except, in each case, to the extent included in a Third Party Claim). The party seeking indemnification under this Article VIII shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder. For purposes of computing the amount of Losses incurred, paid or accrued by a party pursuant to this Article VIII, any net insurance proceeds or other reimbursements or benefits relating to such Losses that a party actually receives shall be subtracted from such Losses, or delivered to the Indemnifying Party, in the event such Loss has already been paid by such party. No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Purchase Price pursuant to Section 1.4.

(f) In the event of any Losses asserted against, incurred, sustained or suffered by Pasha, Hawaii LLC, their successors and assigns or any of their respective Affiliates and Representatives as a result of, arising out of or relating to the Indemnified Litigation pursuant to Section 8.2(c), the parties agree that Horizon, on the one hand, and Pasha, on the other hand, shall each be responsible for fifty percent (50%) of the first two hundred thousand dollars ($200,000) of any such Losses and Horizon shall be solely responsible for any such Losses in excess of the first two hundred thousand dollars ($200,000).

(g) Notwithstanding the provisions of Section 10.7, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(h) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 8.3 shall not apply with respect to Tax matters (other than Taxes arising from non-Tax claims), which Tax matters shall be governed by Section 6.16 above.

Section 8.4 Joint Interest in Claims. Notwithstanding Section 8.3 and subject to Section 2.6, with respect to any claim against a third party that involves either (x) an asset of the type described in Section 2.1(p) a portion of which is a Contributed Asset and a portion of which is an Excluded Asset, or (y) a liability or obligation a portion of which is a Assumed Liability and a portion of which is an Excluded Liability, and with respect to which the respective claims, rights and/or obligations of Pasha and Hawaii LLC, on the one hand, and Horizon and its Subsidiaries, on the other hand, are unable to be separated or partitioned (a “Shared Claim”):

(a) The parties will cooperate and work together in good faith to pursue and resolve the Shared Claim and will make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under the such party’s control relating thereto as is reasonably required to pursue and resolve the Shared Claim. The party with the greater economic interest in such claim, right and/or obligation (the “Majority Party”) shall control and direct, and shall pay all costs and expenses associated with, the prosecution of such Shared Claim; provided that the other party (the “Minority Party”) shall have the right to employ separate counsel and to participate in the Shared Claim at its own expense. If a party disputes the right of the other party to control and direct a Shared Claim (a “Dispute”), such party will deliver written notice of such Dispute to the other party. During the 60-day period following delivery of notice of a Dispute, the parties shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved in such 60-day period, the parties will discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure. Notwithstanding the foregoing, if the Minority Party shall reasonably determine that representation by counsel to the Majority Party of both the Majority Party and the Minority Party may present such counsel with a conflict of interest, or the Shared Claim involves anything other than a claim or demand for civil monetary damages, then the Majority Party shall not control and direct the Shared Claim on behalf of the Minority Party and each of the Majority Party and the Minority Party shall jointly control and direct such Shared Claim at their own cost and expense.

(b) Neither party shall, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Shared Claim. In the event of a recovery relating to a Shared Claim, such recovery shall be allocated among the parties in the same proportion as their respective interests in such Shared Claim or as the parties shall otherwise mutually agree.

Section 8.5 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, each party expressly reserves the right to seek indemnity or other remedy for any Losses, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.6 Sole and Exclusive Remedies. Following the Closing, the rights and remedies of Horizon and Pasha under Section 1.4, Section 2.6, Section 6.5(b) and (d), Section 6.6(c), Section 6.16 and this Article VIII are exclusive and in lieu of any and all other rights and remedies which Horizon and Pasha may have under this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief (other than causes of action arising from fraud); provided that this Section 8.6 shall not limit a Party’s rights to specific performance under Section 10.9 in the event of a breach, failure to perform or default under any covenant that is to be performed after the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by either of Horizon or Pasha:

(i) if the Transactions shall not have been consummated on or before February 11, 2016 (the “End Date”) (it being agreed that (x) if, pursuant to Section 1.3(a), the Closing Date is to occur after the then-applicable End Date as a result of the provisions of clause (B) of Section 1.3(a) but would have occurred on or prior to the then-applicable End Date pursuant to the provisions of clause (A) of Section 1.3(a), then the End Date shall be automatically extended to the third Business Day after the date on which the Closing is to occur pursuant to such clause (B), and (y) if the End Date in the Merger Agreement is extended pursuant to Section 7.1(b)(i) thereof, then the End Date in this Agreement shall be automatically extended for the same period); provided, however, that in the event that a termination notice is delivered by Pasha pursuant to Section 9.1(e) and the Hawaii Material Adverse Effect identified in the termination notice is capable of being cured by Horizon and such Hawaii Material Adverse Effect is cured by Horizon, the End Date shall be extended by the number of days that elapse from the receipt of such notice until such Hawaii Material Adverse Effect is cured in accordance with Section 9.1(e), subject to a maximum extension of forty-five (45) calendar days; provided, further, that in the event that Pasha delivers the Transaction Notification within ninety (90) days of the End Date, the End Date shall be extended to the date that is ninety (90) days following the delivery of the Transaction Notification; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(i) shall not be available to a party if the failure of the Transactions to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Merger Agreement shall have been terminated in accordance with its terms;

(b) by the mutual written consent of Horizon and Pasha;

(c) by Pasha if Horizon or Hawaii LLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by Horizon by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Pasha stating Pasha’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; provided, that Pasha shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied;

(d) by Horizon if Pasha shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by Pasha by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Horizon stating Horizon’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided, that Horizon shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied;

(e) by Pasha, if since the date of this Agreement, there shall have occurred a Hawaii Material Adverse Effect, which Hawaii Material Adverse Effect cannot be cured by Horizon or, if capable of being cured, shall not have been cured within forty-five (45) calendar days following receipt of written notice from Pasha stating Pasha’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; or

(f) by Horizon, if Pasha has failed to actively and in good faith pursue Antitrust Clearance and such failure shall not have been cured by Pasha within thirty (30) calendar days following receipt of written notice from Horizon stating Horizon’s intention to terminate this Agreement pursuant to this Section 9.1(f).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 9.2, Section 9.3, Section 9.4, Article X, Section 6.4 and Section 6.6(c), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Pasha, Horizon or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 9.3 and Section 9.4 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

Section 9.3 Antitrust Termination Fee.

(a) In the event that (i) this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(i) or (ii) and at the time of such termination the conditions set forth in Section 7.1(a) and/or (b) are not then satisfied and all other conditions to the Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination) or (ii) this Agreement is terminated by Horizon pursuant to Section 9.1(f), then Pasha shall pay or cause to be paid as directed by Horizon a termination fee of thirty million dollars ($30,000,000) (the “Antitrust Termination Fee”) substantially concurrently with the termination of this Agreement. Pasha acknowledges and agrees that Pasha shall be the sole party responsible for the payment of the Antitrust Termination Fee and Pasha may not seek contribution or payment of funds from any other Person, including Matson and the Financing Sources, for the payment of the Antitrust Termination Fee. For the avoidance of doubt, the parties hereto acknowledge that if any regulatory approval or other condition required for the consummation of the Merger Agreement has not been obtained or satisfied, such fact in and of itself shall not give rise to any obligation to pay the Antitrust Termination Fee under this Section 9.3.

(b) In no event shall Pasha be required to pay the fee referred to in this Section 9.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Antitrust Termination Fee shall be the sole and exclusive remedy available to Horizon and any other Person (whether at law, in equity, in contract, in tort or otherwise) with respect to this Agreement and the Transactions in the event any such payment becomes due and payable pursuant to Section 9.3(a), and, upon and subject to payment of the Antitrust Termination Fee, neither Pasha nor any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives shall have any further liability, whether at law or equity, in contract, in tort or otherwise, to Horizon, Matson or any other Person under this Agreement, the transactions contemplated hereby and thereby (or the abandonment or termination thereof) or any matter forming the basis for any termination hereof or thereof, and none of Horizon, Matson or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Pasha or any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives arising out of or in connection with this Agreement, or the Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for any termination hereof or thereof. For the avoidance of doubt, in the event that the Antitrust Termination Fee is paid, no Person may seek specific performance under this Agreement.

(c) Any amount that becomes payable pursuant to this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Horizon.

(d) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

Section 9.4 Termination Fee.

(a) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement by Horizon pursuant to Section 7.1(d)(ii) thereof, Horizon shall pay or cause to be paid as directed by Pasha a termination fee of (i) $4,950,400 plus (ii) all of Pasha’s documented, out-of-pocket costs and expenses (collectively, the “Termination Fee”) substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement by Parent (as defined in the Merger Agreement) pursuant to Section 7.1(c)(ii) thereof, Horizon shall pay or cause to be paid as directed by Pasha the Termination Fee within two (2) Business Days of such termination.

(c) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement (i) by Parent or Horizon pursuant to Section 7.1(b)(iii) thereof, (ii) an Alternative Proposal (as defined in the Merger Agreement) shall have been publicly disclosed after the date hereof and not publicly withdrawn prior to the date of Horizon Stockholder Meeting (as defined in the Merger Agreement), and (iii) within twelve (12) months of the date the Merger Agreement is terminated, Horizon enters into an agreement with respect to any Alternative Proposal, then Horizon shall pay or cause to be paid as directed by Pasha the Termination Fee on the date of consummation of such transaction.

(d) In no event shall Horizon be required to pay the fees referred to in this Section 9.4 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Pasha and any other Person (whether at law, in equity, in contract, in tort or otherwise) with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, neither Horizon nor any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives shall have any further liability, whether at law or equity, in contract, in tort or otherwise, to Pasha or any other Person under this Agreement, the transactions contemplated hereby (or the abandonment or termination thereof) or any matter forming the basis for any termination hereof, and neither Pasha nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Horizon or any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for any termination hereof. For the avoidance of doubt, in the event that a Termination Fee (as defined in the Merger Agreement) become payable under the Merger Agreement, the Termination Fee (as defined herein) shall also become payable.

(e) Any amount that becomes payable pursuant to this Section 9.4 shall be paid by wire transfer of immediately available funds to an account designated by Pasha.

(f) The parties acknowledge that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing and, should the Closing occur, Pasha shall acquire the Acquired Hawaii Business, Acquired Entities, Transferred Assets, Transferred Liabilities and Purchased Interests without any surviving representations or warranties, or any surviving covenant regarding the absence or release of Liens and Encumbrances, on an “as is” and “where is” basis. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Closing. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

Section 10.2 Fees and Expenses. Except as expressly provided in Section 2.5, Section 2.6, Section 6.2, Section 6.8, Section 6.16 or Section 9.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 10.3 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties.

Section 10.4 Waiver. At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Pasha or Horizon in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either party; provided, that (a) Pasha may (x) assign any of its rights or interests or delegate any of its obligations under this Agreement to any Subsidiary so long as Pasha retains its obligations under this Agreement or (y) assign any of its rights under this Agreement to any Financing Source, so long as Pasha retains its obligations under this Agreement, and (b) Horizon shall have the right to assign its rights and obligations under this Agreement (1) to any successor or assign in connection with any acquisition, sale of all or substantially of the assets or merger of Horizon with and into another entity, so long as such successor or assignee agrees in a writing reasonably acceptable to Pasha to assume all of the rights and obligations of Horizon under this Agreement, and (2) as a result of the merger contemplated by the Merger Agreement, and in each case of (1) and (2), so long as such successor, assign or surviving corporation (which, for the avoidance of doubt, in the case of the merger contemplated by the Merger Agreement shall be Horizon)

maintains within such successor, assign or surviving corporation at all times following such assignment or merger a minimum net worth of fifteen million dollars ($15,000,000) until the date that is three (3) years from the Closing Date. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.5 shall be null and void.

Section 10.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 10.7 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Horizon Disclosure Schedules, and the other schedules and exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.8 Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (such courts, “Delaware Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts and (iv) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any Delaware Court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Section 10.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Horizon, Hawaii LLC or Pasha shall have failed to perform any of their respective obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Pasha or, following the Closing, Hawaii LLC, to:

The Pasha Group

4040 Civic Center Drive, Suite 350

San Rafael, CA 94903

Attention:         Amy Sherburne Manning

Facsimile:         (415) 927-0885

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention:         Louis J. Bevilacqua

Facsimile:         (212) 504-6666

If to Horizon or, prior to the Closing, Hawaii LLC to:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention:          Michael Zendan

Facsimile:         (704) 973-7034

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:          Daniel E. Wolf

                           Yi (Claire) Sheng

Facsimile:         (212) 446-4900

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“$20M Term Loan” shall mean that certain $20,000,000 Term Loan Agreement, dated as of January 31, 2013, by and among Horizon, as guarantor, Horizon Lines, LLC, as borrower, the lenders party thereto and U.S. Bank National Association, as administrative agent, collateral agent and ship mortgage trustee, as such agreement may be amended, supplemented, modified, renewed and/or restated from time to time.

“ABL Facility” shall mean that certain Credit Agreement, dated as of October 5, 2011, by and among Horizon, Horizon Lines, LLC, as borrower, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, sole lead arranger and sole bookrunner, as such agreement may be amended, supplemented, modified, renewed and/or restated from time to time.

“AAD Amount” shall have the meaning set forth in Section 6.10(f).

“ABS Report” shall have the meaning set forth in Section 3.16(f).

“Acquired Entities” shall mean Hawaii LLC, Sea-Logix and HSI.

“Acquired Entity Plan” shall have the meaning set forth in Section 3.9(a).

“Acquired Hawaii Business” shall mean the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, and their respective properties, assets, employees (including the Hawaii Employees), finances, businesses, plans, prospects and operations thereof acquired by Pasha under this Agreement.

“Acquisition Transaction” shall have the meaning set forth in Section 6.17(a).

“Action” shall mean any action, suit, proceeding, subpoena, examination, audit, criminal prosecution, complaint, charge, lawsuit, grievance, claim, administrative proceeding or investigation by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Additional Closing Payment Amount” shall mean the amount equal to product of (a) $125,000 multiplied by (b) the number of days that elapse from (i) the date the Closing should have occurred in accordance with Section 1.3(a)(i) to and including (ii) the actual Closing Date.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.7(a).

“Antitrust Laws” shall have the meaning set forth in Section 6.2(a).

“Antitrust Proceedings” shall have the meaning set forth in Section 6.2(a).

“Antitrust Termination Fee” shall have the meaning set forth in Section 9.3(a).

“Applicable Accounting Principles” shall mean GAAP, consistent with the past principles and procedures used by Horizon for the Hawaii Business, and applied on a basis consistent with the Financial Statements.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed or Novated Multi-Tradelane Contract” shall have the meaning set forth in Section 2.5(b).

“Balance Sheet Date” shall have the meaning set forth in Section 3.19(b).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Broker” shall have the meaning set forth in Section 6.10(f).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Classification Society” shall have the meaning set forth in Section 6.1(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Closing Excess Out of Class Defect Cost” shall have the meaning set forth in Section 1.4(a).

“Closing Hawaii Capital Expenditures” shall have the meaning set forth in Section 1.4(b).

“Closing Net Working Capital” shall have the meaning set forth in Section 1.4(b).

“Closing Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(b).

“Closing Paid Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(b).

“Closing Retained Non-Ordinary Course Expenses and Liabilities” shall mean an amount equal to 50% of the aggregate amount of Closing Non-Ordinary Course Expenses and Liabilities; provided, that the aggregate amount of Closing Retained Non-Ordinary Course Expenses and Liabilities shall not exceed $7,500,000.

“Closing Statement Return” shall mean any Tax Return required to be filed with respect to Taxes (other than Transaction AMT, Transfer Taxes, Excluded Transfer Taxes and Taxes for which Pasha is liable solely as a result of a breach by Pasha or any Affiliate of Pasha after the Closing of any covenant herein relating to Taxes) for which Pasha is liable pursuant to Section 6.16(c)(ii) that was not filed prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.4.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement, whether written or oral, and including all exhibits and schedules thereto and all amendments and supplements thereto.

“Contributed Assets” shall have the meaning set forth in Section 2.1.

“Convertible Notes” shall mean the (i) Horizon’s 6.00% Series A Convertible Senior Secured Notes due 2017 and (ii) 6.00% Series B Mandatorily Convertible Senior Secured Notes, each as governed by the Convertible Notes Indenture.

“Convertible Notes Indenture” shall mean that certain Indenture, dated as of October 5, 2011, between Horizon, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Convertible Notes, as such indenture may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“Current Assets” shall mean the current assets of the Acquired Hawaii Business as of Closing as set forth on the Closing trial balance, as determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Current Assets shall include prepaid Tax assets to the extent arising out of or related to the Hawaii Business, other than Income Tax assets (including refunds of Income Taxes), and the Hawaii Fuel Amount. Current Assets shall exclude cash other than advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing, or any other cash, transferred to Hawaii LLC pursuant to Section 2.1(r).

“Current Liabilities” shall mean the current liabilities of the Acquired Hawaii Business as of Closing as set forth on the Closing trial balance, as determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Current Liabilities shall (a) include accrued Tax liabilities to the extent arising out of or related to the Hawaii Business, other than any Pre-Closing Income Taxes, Transfer Taxes, Excluded Transfer Taxes and Transaction AMT, and (b) exclude any liabilities or obligations relating to the Rizzo Matter, any Out of Class Defect, any Hawaii Capital Expenditures, any Non-Ordinary Course Expenses and Liabilities, any Indemnified Litigation, any allocation of corporate overhead of Horizon and its Subsidiaries, Intercompany Arrangements and any liabilities and expenses arising out of the execution, delivery, performance and consummation of the Transactions.

“Delaware Courts” shall have the meaning set forth in Section 10.8(b).

“Determination Date” shall have the meaning set forth in Section 1.4(d).

“Direct Claim” shall have the meaning set forth in Section 8.3(c).

“Disclosed Horizon Plans” shall have the meaning set forth in Section 3.19(a).

“Dispute” shall have the meaning set forth in Section 8.4(a).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, Lien, claim, limitation, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or other encumbrance of any kind or nature. The term “Encumbrance” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“End Date” shall have the meaning set forth in Section 9.1(a)(i).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety (as it relates to exposure to Hazardous Materials), including without limitation, Laws relating to management of or Releases of Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.

“EPL Amount” shall have the meaning set forth in Section 6.10(f).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(d).

“Estimated Excess Out of Class Defect Cost” shall have the meaning set forth in Section 1.4(a).

“Estimated Hawaii Capital Expenditures” shall have the meaning set forth in Section 1.4(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.4(a).

“Estimated Paid Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(a).

“Estimated Purchase Price” shall mean (a) $141,500,000.00, plus (b) Working Capital Overage, if any, minus (c) Working Capital Underage, if any, plus (d) Hawaii Capital Expenditures Overage, if any, minus (e) Hawaii Capital Expenditures Underage, if any, plus (f) Estimated Excess Out of Class Defect Cost, if any, plus (g) Estimated Paid Non-Ordinary Course Expenses and Liabilities, if any, minus (h) Estimated Retained Non-Ordinary Course Expenses and Liabilities, if any, plus (i) the Additional Closing Payment Amount, if any, plus (j) the Estimated Transaction AMT, if any.

“Estimated Retained Non-Ordinary Course Expenses and Liabilities” shall mean an amount equal to 50% of the aggregate amount of Estimated Non-Ordinary Course Expenses and Liabilities; provided, that the aggregate amount of Estimated Retained Non-Ordinary Course Expenses and Liabilities shall not exceed $7,500,000.

“Estimated Transaction AMT” shall have the meaning set forth in Section 1.4(a).

“Event” shall have the meaning set forth in Section 3.5.

“Excess Out of Class Defect Cost” shall mean the reasonably documented, out-of-pocket costs to Horizon, if any, of repairing any Out of Class Defect, in accordance with Section 6.19, after deducting from such costs (a) any insurance proceeds actually received by Horizon in respect of such Out of Class Defect and (b) two million dollars ($2,000,000). For the avoidance of doubt, Excess Out of Class Defect Costs shall not be less than zero and shall exclude any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries unless such overhead is related to an Out of Class Defect.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Transfer Taxes” shall have the meaning set forth in in the definition of Transfer Taxes.

“Exclusive Acquired Entity Documents” shall have the meaning set forth in Section 2.1(l).

“Exclusive Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“Exclusive non-Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.2(j).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Final Closing Statement” shall have the meaning set forth in Section 1.4(b).

“Financial Statements” shall have the meaning set forth in Section 3.19(b).

“Financing” shall have the meaning set forth in Section 6.6.

“Financing Agreements” shall have the meaning set forth in Section 6.6(a).

“Financing Sources” shall mean, in its capacity as such, any lender providing a commitment pursuant to the any commitment letters with respect to debt facilities relating to the Financing or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“First Lien Notes” shall mean, collectively, each of the 11.00% First Lien Senior Secured Notes Due 2016 issued by Horizon Lines, LLC and outstanding on the Closing Date.

“Form 8023” shall have the meaning set forth in Section 1.3(b).

“Further Estimated Transaction AMT” shall have the meaning set forth in Section 1.4(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, tribunal, judicial or arbitral body, arbitrator, regulatory or administrative agency, commission, authority or other governmental or quasi-governmental instrumentality.

“Guarantee Fees” shall have the meaning set forth in Section 6.8.

“Guarantees” shall have the meaning set forth in Section 6.8.

“Hawaii Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.3(b)(iii)(C).

“Hawaii Budget” shall have the meaning set forth in Section 6.1(a)(iv).

“Hawaii Business” shall mean Horizon’s and its Subsidiaries’ Jones Act and U.S. Coastwise Trade container shipping business serving the market of Hawaii from the continental United States, including but not limited to Horizon’s and its Subsidiaries’
(including HSI and Sea-Logix) properties, assets, employees, finances, businesses, plans and operations used in such market. For the avoidance of doubt, the Hawaii Business shall in no event include any liabilities or obligations related to Horizon’s and its Subsidiaries’ Guam and China operations and businesses.

“Hawaii Business Balance Sheet Assets” shall have the meaning set forth in Section 2.1.

“Hawaii Business Balance Sheet Liabilities” shall have the meaning set forth in Section 2.3.

“Hawaii Business Permits” shall have the meaning set forth in Section 2.1(i).

“Hawaii Capital Expenditures” shall mean any and all costs incurred or paid by Horizon or any of its Subsidiaries after and including the date of this Agreement until and including the Closing Date (1) with respect to any capital expenditures or other capitalized cost for the Hawaii Business, and (2) in connection with dry docks of the Hawaii Vessels, in each case, determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Hawaii Capital Expenditures shall exclude any liabilities or obligations relating to any Out of Class Defect and any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), unless such overhead is related to a Hawaii Capital Expenditure.

“Hawaii Capital Expenditures Overage” shall exist when (and shall be equal to the amount by which) Estimated Hawaii Capital Expenditures exceeds Target Hawaii Capital Expenditures.

“Hawaii Capital Expenditures Underage” shall exist when (and shall be equal to the amount by which) Target Hawaii Capital Expenditures exceeds Estimated Hawaii Capital Expenditures.

“Hawaii Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Hawaii Contracts” shall have the meaning set forth in Section 2.1(e).

“Hawaii Employees” shall have the meaning set forth in Section 6.5(a).

“Hawaii Fuel Amount” shall mean the (a) aggregate volume (measured in tons) of fuel on board the Hawaii Vessels on the Closing Date multiplied by (b) the average price per ton of fuel at Oakland, CA, Long Beach, CA and Seattle, WA. during the five (5) days prior to the Closing Date For purposes of measuring actual Hawaii Fuel Amount as of the Closing Date, a fuel survey will be conducted on each Hawaii Vessel either (a) if the vessel is then in port, on the Closing Date, or (b) if the vessel is not in port on the Closing Date, when such vessel makes its next port call after the Closing Date, and the amount of fuel shall be calculated as of the Closing Date based on such survey (i.e., by adding back the volume of fuel used between the Closing Date and the date of the fuel survey).

“Hawaii Leased Property” shall have the meaning set forth in Section 3.12.

“Hawaii LLC” shall have the meaning set forth in the Preamble.

“Hawaii LLC Units” shall have the meaning set forth in Section 1.1(c)(i)(A).

“Hawaii Material Adverse Effect” shall mean any Event that (a) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Acquired Hawaii Business, other than any Event directly or indirectly arising out of, resulting from or relating to the following: (i) any Event generally affecting the economy, regulatory, political or geopolitical conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Acquired Hawaii Business is conducted; (ii) any Event affecting any of the industries or markets in which the Acquired Hawaii Business operates; (iii) any acts of God, natural disasters (including earthquakes, tsunamis and hurricanes), terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (iv) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (v) the announcement, pendency of or performance of the Transactions or the transaction contemplated by the Merger Agreement, including by reason of the identity of Pasha or Matson or any communication by Pasha regarding the plans or intentions of Pasha with respect to the Acquired Hawaii Business and including the impact directly relating to any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, collaboration partners, employees, labor unions or regulators, including the loss of any employees; (vi) any action specifically required pursuant to the terms of this Agreement or the Merger Agreement or taken with the written consent of Pasha; (vii) any change in the market price, or change in trading volume, of Horizon Common Stock or Horizon Warrants (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Hawaii Material Adverse Effect); (viii) any failure by Horizon or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Horizon or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has, or would reasonably be expected to have, a Hawaii Material Adverse Effect); and (ix) any pending, initiated or threatened Action against Horizon or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions, or the Merger

Agreement or the transactions contemplated thereby; provided, however, that the Events set forth in the foregoing clauses (i) through (iv) may be taken into account in determining whether a Hawaii Material Adverse Effect has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent any such Event has a materially disproportionate adverse impact on the Acquired Hawaii Business as compared to other companies that conduct business in the regions and in the industries in which the Acquired Hawaii Business conducts business, or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially delay Horizon’s consummation of the Transactions. For the avoidance of doubt, the loss of a Hawaii Vessel or total constructive loss of a Hawaii Vessel which cannot be remedied within 120 days of such loss shall be deemed a Hawaii Material Adverse Effect.

“Hawaii Material Contract” shall have the meaning set forth in Section 3.13(a).

“Hawaii Receivables” shall have the meaning set forth in Section 2.1(n).

“Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“Hawaii Vessels” shall have the meaning set forth in Section 2.1(a).

“Hawaii LLC” shall have the meaning set forth in the Preamble.

“Hawaii LLC Units” shall have the meaning set forth in Section 1.1(c)(i).

“Hazardous Materials” shall mean any material, substance, pollutant, contaminant, or waste that is regulated under, or for which liability can arise pursuant to, any Environmental Law because of its hazardous or dangerous properties or characteristics, including without limitation all petroleum, crude oil or any fraction thereof, and natural, liquefied, and synthetic gas.

“Horizon” shall have the meaning set forth in the Preamble.

“Horizon Board” shall have the meaning set forth in the Recitals.

“Horizon Common Stock” shall mean shares of common stock, par value $0.01 per share, of Horizon.

“Horizon Credit Facilities” shall mean the ABL Facility and the $20M Term Loan.

“Horizon Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Horizon Insurance Agreements” shall have the meaning set forth in Section 6.10(e).

“Horizon Pension Plan” shall have the meaning set forth in Section 3.9(c).

“Horizon Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) that Horizon or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which Horizon or any of its Subsidiaries would reasonably be expected to have any material liability (contingent or otherwise) and (b) each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit perquisite, or employment or individual consulting agreement, for any current or former employee or director of, or other individual service provider to, Horizon or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that Horizon or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which Horizon or any of its Subsidiaries would reasonably be expected to have any material liability (contingent or otherwise), in each case of (a) and (b), to the extent affecting any Hawaii Employee.

“Horizon SEC Documents” shall mean, collectively, all registration statements, reports, proxy statements and other documents filed with or furnished to the SEC by Horizon or any of its Subsidiaries since January 1, 2012, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing through the date of this Agreement.

“Horizon Warrants” shall mean the outstanding unexercised warrants to purchase or otherwise acquire shares of Horizon Common Stock.

“HSI” shall mean Hawaii Stevedoring, Inc., a Hawaii corporation.

“HSI Shares” shall have the meaning set forth in Section 1.1(c)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean Taxes based upon or measured by net income imposed under the Code or any analogous provision of state, local or foreign Law (including, for the avoidance of doubt, the tax on notional shipping income imposed pursuant to Section 1352 of the Code) and any Taxes imposed by the State of Washington on a combined basis (including any such State of Washington Taxes imposed on gross receipts).

“Inbound License Agreements” shall mean all Contracts granting to Horizon or any of its Subsidiaries any license or other right to use any Intellectual Property owned by a third party, but excluding commercially available “off-the-shelf” software licensed to Horizon or any of its Subsidiaries in object code form for an aggregate license fee of no more than $50,000.

“Indebtedness” shall mean, with respect to any specified Person, (a) any indebtedness for borrowed money, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith, (b) other indebtedness and liabilities of such Person evidenced by notes, bonds or debentures or similar instruments or debt securities, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (d) any interest rate swap or other hedging arrangement of such person, (e) all obligations of such Person for deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (f) any capital lease obligations and (g) any guarantee of any such indebtedness or debt securities of any other Person described in clauses (a) through (f).

“Indemnified Litigation” shall have the meaning set forth in Section 8.2(c).

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 1.4(d).

“Insurer” shall have the meaning set forth in Section 6.10(e).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications (“Patents”), (b) trademarks, trade names, service marks, logos, corporate names, internet domain names, and any registrations and applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Marks”), (c) registered and unregistered copyrights, including copyrights in computer software, mask works and databases (“Copyrights”) and (d) trade secrets and other proprietary know-how (“Trade Secrets”).

“Intercompany Arrangements” shall have the meaning set forth in Section 6.7.

“Interim Financial Statements” shall have the meaning set forth in Section 3.19(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“Jones Act” shall mean 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder (as each may be amended from time to time).

“Knowledge” shall mean, (a) in the case of Horizon, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 10.13(a) after reasonable inquiry, and (b) in the case of Pasha, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 10.13(b) after reasonable inquiry.

“Laws” shall mean laws, statutes, ordinances, codes, rules, regulations, codes, injunctions, judgments, decrees and Orders of Governmental Authorities.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever. The term “Lien” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“Losses” shall have the meaning set forth in Section 8.1.

“Matson” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mortgage Release Documents” shall mean, collectively, a Satisfaction or Release of Mortgage, Claim of Lien or Preferred Mortgage with respect to each Hawaii Vessel, and all other documents or instruments necessary to release all Liens and Encumbrances on each Hawaii Vessel securing the Notes and the Horizon Credit Facilities.

“Mortgage Release Escrow Agent” shall have the meaning set forth in Section 6.20(c).

“Multi-Tradelane Contract” shall have the meaning set forth in Section 2.5(b).

“Net Adjustment Amount” shall have the meaning set forth in Section 1.4(g)(i).

“Net Working Capital” shall mean, without duplication, an amount (which may be positive or negative) equal to the sum of Current Assets, minus Current Liabilities for the Acquired Hawaii Business as of the Closing Date,, prepared and calculated in accordance with the Schedule 1.4(a) and the Applicable Accounting Principles. For the avoidance of doubt, all Intercompany Arrangements of the Acquired Hawaii Business shall be excluded from the calculation of Net Working Capital.

“New Plans” shall have the meaning set forth in Section 6.5(c).

“Non-Ordinary Course Expenses and Liabilities” shall mean any Event, Loss, liability, Action or Order occurring or incurred between and including the date of this Agreement and the Closing Date with respect to the Hawaii Business, the Acquired Entities, the Transferred Liabilities, the Transferred Assets, or the Hawaii Employees that results or is reasonably expected to result in a payment, payment obligation or Loss, liability or other obligation (after deducting any insurance proceeds actually received by Horizon or any of its Subsidiaries) to Horizon or any of its Subsidiaries in an amount greater than one million dollars ($1,000,000) and that occurs or arises outside the ordinary course of business consistent with past practice and experience , whether or not paid as of the Closing Date, and for which notice is given to Pasha and Matson prior to Closing Date. Non-Ordinary Course Expenses and Liabilities shall not include (a) Hawaii Capital Expenditures, alternative minimum Tax (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions, Out of Class Defects, Indemnified Litigation or any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), unless such overhead is related to the Non-Ordinary Course Expenses and Liabilities.

“Note Documents” shall mean, collectively, the Notes and all other documents, instruments or agreements executed and delivered by Horizon or any of its Affiliates in connection therewith.

“Noteholders” shall mean, collectively, the holders of any of the Notes.

“Notes” shall mean, collectively, the First Lien Notes, the Second Lien Notes and the Convertible Notes.

“Notes Payoff Amount” shall have the meaning set forth in the Section 6.20(b).

“Notice of Disagreement” shall have the meaning set forth in Section 1.4(c).

“Novation Fees” shall have the meaning set forth in Section 2.5(b).

“Offering Documents” has the meaning set forth in Section 6.6(a).

“Old Plans” shall have the meaning set forth in Section 6.5(c).

“Order” shall mean any order, judgment, decision, decree, fine, citation, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property or assets.

“Out of Class Defect” shall have the meaning set forth in Section 6.19.

“Outbound License Agreements” shall mean all Contracts under which Horizon or any of its Subsidiaries grants to a third party any license or other rights to use any Intellectual Property, other than non-exclusive licenses granted to customers or vendors in the ordinary course of business.

“Paid Non-Ordinary Course Expenses and Liabilities” shall mean the amount of Non-Ordinary Course Expenses and Liabilities that are paid, settled or discharged by Horizon or any of its Subsidiaries on or before the Closing Date.

“Pasha” shall have the meaning set forth in the Preamble.

“Pasha Material Adverse Effect” shall mean any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation by Pasha of the Transactions.

“Pasha Parent” shall have the meaning set forth in the Preamble.

“Pasha Sub” shall have the meaning set forth in the Preamble.

“Payoff Amount” shall mean, with respect to each Horizon Credit Facility, the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under such Horizon Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter).

“Payoff and Lien Release Documents” shall have the meaning set forth in the Section 6.20(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property,

(b) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property and (c) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that individually or in the aggregate, (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially interfere with Horizon’s current or contemplated use, utility or value of the applicable real property or otherwise materially interfere with Horizon’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges imposed by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and that are not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, and (c) Liens arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations and (d) Permitted Maritime Liens.

“Permitted Maritime Liens” shall mean: (a) Liens for crew wages (including wages of the master of the Hawaii Vessels) incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (b) Liens for general average or salvage (including contract salvage) and Liens for wages of stevedores employed by or on behalf of Horizon, its Subsidiaries or the operator, agent or master of the Hawaii Vessels, which in each case are not yet due and payable unless any such Lien is being contested in good faith and by appropriate proceedings by Horizon or its Subsidiaries and Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (c) Liens for necessaries provided to the Hawaii Vessels incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (d) Liens for damages arising from maritime torts (i) that are unclaimed, (ii) that have been claimed and are covered by insurance or (iii) in respect of which a bond or other security has been posted on behalf of Horizon or its Subsidiaries with the appropriate court or other tribunal to prevent the arrest or to secure the release of the applicable Hawaii Vessel from arrest; (e) Liens arising by operation of law in favor of the charterer with respect to the bareboat charters contemplated by the Step Plan; and (f) other Liens arising by operation of law in the ordinary course of business in connection with operating, maintaining or repairing the Hawaii Vessels that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Pre-Closing Income Taxes” shall mean (a) Income Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date (including any alternative minimum Tax liability payable by Horizon and its Affiliates with respect to the Transactions in excess of any Transaction AMT), (b) Income Taxes other than those described in clause (a) above arising solely from the inclusion of an Acquired Entity in an affiliated, consolidated, combined or unitary group for Income Tax purposes at any time prior to the Closing, and (c) interest, penalties and additions to tax with respect to the foregoing clauses (a) and (b). In the case of any Straddle Period, the pre-Closing portion of such Income Taxes shall be determined as if the taxable year ended on the Closing Date, with deductions claimed on an annual basis (such as depreciation and amortization) allocated based on the number of days in such period up to and including the Closing Date divided by the total number of days in such period, and income of any entity treated as a partnership for applicable Income Tax purposes shall be allocated based upon a closing of the books of such entity as of the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 1.4(a).

“Premium” shall have the meaning set forth in Section 6.10(e).

“Preparing Party” shall have the meaning set forth in Section 6.16(e)(iii).

“Purchased Interests” shall have the meaning set forth in Section 1.1(c)(ii).

“Purchase Price” shall mean the Estimated Purchase Price, subject to adjustment in accordance with Section 1.4.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.7(a).

“Receiving Party” shall have the meaning set forth in Section 6.16(e)(iii).

“Refund Paying Party” shall have the meaning set forth in Section 6.16(j).

“Refund Receiving Party” shall have the meaning set forth in Section 6.16(j).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal or leaching into the environment.

“Release Fees” shall have the meaning set forth in Section 6.8.

“Representatives” shall mean, with respect to any Person, such Person’s and its Subsidiaries’ and controlled Affiliates’ directors, officers, employees, advisors, attorneys, accountants, investment bankers, consultants or other representatives (acting in such capacity) retained by such Person, its Subsidiaries or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Represented Employee” shall have the meaning set forth in Section 6.5(f).

“Represented Hawaii Employee” shall have the meaning set forth in Section 6.5(f).

“Restraints” shall have the meaning set forth in Section 7.1(b).

“Rizzo Matter” shall have the meaning set forth in Section 2.3(h).

“Sample Statement” shall have the meaning set forth in Section 1.4(a).

“Sea-Logix” shall mean Sea-Logix, LLC, a Delaware limited liability company. For purposes of this Agreement, all references to “Sea-Logix” in any representations, warranties, covenants or other agreements shall refer to Sea-Logix, LLC excluding the Transferred Sea-Logix Employees, the Transferred Sea-Logix Assets and the Transferred Sea-Logix Liabilities.

“Sea-Logix Units” shall have the meaning set forth in Section 1.1(c)(i)(B).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Notes” shall mean, collectively, each of the Second Lien Senior Secured Notes Due 2016 issued by Horizon Lines, LLC and outstanding on the Closing Date.

“Second Request” shall have the meaning set forth in Section 6.2(b).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 6.16(a).

“Secured Indebtedness” shall mean the Horizon Credit Facilities and the Notes.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Service Fees” shall have the meaning set forth in Section 2.5(b).

“Sharing Ratio” shall have the meaning set forth in Section 6.10(f).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Step Plan” shall have the meaning set forth in the Section 6.22.

“Straddle Period” shall mean a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity and more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Technology Agreements” shall mean all Contracts relating to hardware or otherwise to information technology which would require payments by Horizon or to Horizon under any such Contract of more than $50,000 after the date of this Agreement, other than Inbound License Agreements and Outbound License Agreements.

“Target Hawaii Capital Expenditures” shall mean the amount equal to twenty nine thousand eight hundred sixty-three ($29,863) multiplied by the number of days that elapse from the date of this Agreement until the Closing Date. For example, if the Closing takes place one hundred (100) days after signing, Target Hawaii Capital Expenditures would be: $2.9863 million ($29,863 x 100).

“Target Net Working Capital” shall mean seven million dollars ($7,000,000).

“Tax Claim” shall have meaning set forth in Section 6.16(f).

“Tax Returns” shall have the meaning set forth in Section 3.8(b).

“Taxes” shall have the meaning set forth in Section 3.8(b).

“Termination Fee” shall have the meaning set forth in the Section 9.4(a).

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Transaction AMT” shall mean an amount equal to fifty percent (50%) of the alternative minimum Tax liability (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions. Transaction AMT shall be determined on a “with and without” basis, such that the amount of Transaction AMT shall equal 50% of the amount by which (a) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates taking into account the effect of the Transactions, exceeds (b) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates without taking into account the effects of the Transactions; provided, however, that Transaction AMT shall be subject to adjustment and payment in a manner consistent with Section 1.4 and Section 6.16. For the avoidance of doubt, the amount of any Transaction AMT owed by Pasha pursuant to this Agreement at any point in time shall take into account any previous payments of Transaction AMT made by Pasha pursuant to Section 1.4 and/or Section 6.16.

“Transaction Notification” shall have the meaning set forth in Section 7.5.

“Transactions” shall have the meaning set forth in Section 1.1.

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, excise, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the Transactions, and any interest, penalties and additions to Tax in respect thereof; provided, however, that Transfer Taxes shall not include any such amounts incurred with respect to the transfer of Hawaii Vessels pursuant to this Agreement and the Step Plan that would not have been incurred if the Hawaii Vessels were transferred directly to the applicable

Subsidiary of Hawaii LLC as opposed to being transferred first to Hawaii LLC and then to the applicable Subsidiary of Hawaii LLC (any amounts subject to this proviso, “Excluded Transfer Taxes”).

“Transferred Assets” shall mean the Contributed Assets together with the assets held by HSI and Sea-Logix.

“Transferred Liabilities” shall mean the Assumed Liabilities together with the liabilities and obligations of HSI and Sea-Logix. For the avoidance of doubt, Transferred Liabilities shall not include any Taxes allocated to Horizon under Section 6.16(c)(i).

“Transferred Sea-Logix Assets” shall have the meaning set forth in Section 6.12(b).

“Transferred Sea-Logix Employees” shall have the meaning set forth in Section 6.12(a).

“Transferred Sea-Logix Liabilities” shall have the meaning set forth in Section 6.12(c).

“Transition Services Agreement” shall have the meaning set forth in Section 1.3(b)(iii)(D).

“U.S. Citizen” shall mean a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Unpaid Non-Ordinary Course Expenses and Liabilities” shall mean the amount of Non-Ordinary Course Expenses and Liabilities that remain unpaid, unsettled or non-discharged as of the Closing Date.

“Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“WARN Act” shall have the meaning set forth in Section 3.10(b).

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) Estimated Net Working Capital exceeds Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) Target Net Working Capital exceeds Estimated Net Working Capital.

“Written Consent to Assignment” shall have the meaning set forth in Section 6.10(e).

Section 10.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or

Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “material” in this Agreement in relation to the Hawaii Business shall be determined with reference to the Hawaii Business on a standalone basis and not with reference to Horizon and its Subsidiaries as a whole. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to days mean calendar days unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, restated or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

The Pasha Group

By:	/s/ George Pasha
Name: George W. Pasha, IV
Title: President and Chief Executive Officer

SR Holdings LLC

By:	/s/ George Pasha
Name: George W. Pasha, IV
Title: President and Chief Executive Officer

Horizon Lines, Inc.

By:	/s/ Mike Zendan
Name: Michael Zendan
Title: Secretary

Sunrise Operations LLC

By:	/s/ Mike Zendan
Name: Michael Zendan
Title: Secretary

[Signature Page to Contribution, Assumption and Purchase Agreement]